EXHIBIT 99.3

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                  PAGE
                                                                                  ----
Independent Auditors' Report ....................................................   2

Consolidated Balance Sheets .....................................................   3

Consolidated Statements of Operations ...........................................   4

Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss)..   5

Consolidated Statements of Cash Flows ...........................................   7

Notes to Consolidated Financial Statements ......................................   8


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
24/7 Real Media, Inc.:

    We have audited the accompanying consolidated balance sheets of 24/7 Real Media, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 24/7 Real Media, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations since inception and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                  /s/ KPMG LLP

New York, New York
March 29, 2002,
except for footnote 4(b), which is as of October 15, 2002

                              24/7 REAL MEDIA, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                December 31,
                                                                          --------------------------
                                                                             2001           2000
                                                                          -----------    -----------
                                     ASSETS
Current assets:
  Cash and cash equivalents .............................................   $     6,974    $    24,853
  Restricted cash .......................................................         1,500           --
  Accounts receivable, less allowances of $2,493 and $5,748, respectively         9,623         33,349
  Net current assets of discontinued operations .........................         1,546          1,640
  Prepaid expenses and other current assets .............................         1,931          3,246
                                                                            -----------    -----------
    Total current assets ................................................        21,574         63,088

Property and equipment, net .............................................         6,308         43,191
Intangible assets, net ..................................................        14,518         80,031
Investments .............................................................          --           11,267
Net long-term assets of discontinued operations .........................         1,136         49,137
Receivable from related party ...........................................           600           --
Other assets ............................................................         1,452          5,129
                                                                            -----------    -----------
    Total assets ........................................................   $    45,588    $   251,843
                                                                            ===========    ===========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable ......................................................   $     8,781         12,762
  Accrued liabilities ...................................................        16,306         22,219
  Net current liabilities of discontinued operations ....................           244          3,580
  Current installments of obligations under capital leases ..............            42             99
  Deferred revenue ......................................................         2,422           --
  Deferred gain on sale of subsidiary ...................................         2,308          3,356
                                                                            -----------    -----------
    Total current liabilities ...........................................        30,103         42,016

Obligations under capital leases, excluding current installments ........           112            153
Loan payable - related party ............................................         4,500           --
Minority interest .......................................................            21            105

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares authorized
    and no shares issued and outstanding ................................          --             --
  Common stock, $.01 par value; 140,000,000 shares authorized;
    49,532,127 and 42,475,807 shares issued and outstanding,
    respectively ........................................................           495            425
  Additional paid-in capital ............................................     1,070,403      1,069,445
  Deferred stock compensation ...........................................          (670)        (4,007)
  Accumulated other comprehensive income (loss) .........................           (62)         3,425
  Accumulated deficit ...................................................    (1,059,314)      (859,719)
                                                                            -----------    -----------
    Total stockholders' equity ..........................................        10,852        209,569
                                                                            -----------    -----------
    Total liabilities and stockholders' equity ..........................   $    45,588    $   251,843
                                                                            ===========    ===========

          See accompanying notes to consolidated financial statements.

                              24/7 REAL MEDIA, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXPECT SHARE AND PER SHARE DATA)


                                                                                   Years ended December 31,
                                                                      --------------------------------------------
                                                                          2001            2000            1999
                                                                      ------------    ------------    ------------
Revenues:
  Integrated media solutions ......................................   $     36,470    $    121,867    $     84,352
  Technology solutions ............................................          9,760          16,503            --
                                                                      ------------    ------------    ------------
    Total revenues ................................................         46,230         138,370          84,352
                                                                      ------------    ------------    ------------
Cost of revenues:
  Integrated media solutions ......................................         32,213          95,020          61,472
  Technology solutions ............................................          2,855           5,216            --
                                                                      ------------    ------------    ------------
    Total cost of revenues ........................................         35,068         100,236          61,472
                                                                      ------------    ------------    ------------
    Gross profit ..................................................         11,162          38,134          22,880
                                                                      ------------    ------------    ------------
Operating expenses:
  Sales and marketing (exclusive of $512, $1,965 and $0,
    respectively, reported below as stock-based compensation) .....         19,825          41,353          20,157
  General and administrative (exclusive of $1,206, $2,306, and
    $313, respectively, reported below as stock-based compensation)         33,262          47,388          17,693
  Product development (exclusive of $(60), $215 and $0,
    respectively, reported below as stock-based compensation) .....         11,592          16,383           1,891
  Amortization of goodwill, intangible assets and advances ........         14,087         110,975          15,627
  Stock-based compensation ........................................          1,658           4,486             313
  Write-off of acquired in process technology and merger ..........           --               636            --
    related costs
  Restructuring and exit costs ....................................         18,142          11,731            --
  Gain on sale of assets, net .....................................         (2,000)           --              --
  Impairment of intangible assets .................................         56,707         494,858            --
                                                                      ------------    ------------    ------------
    Total operating expenses ......................................        153,273         727,810          55,681
                                                                      ------------    ------------    ------------
    Loss from operations ..........................................       (142,111)       (689,676)        (32,801)

Interest income, net ..............................................            790           1,359           3,005
Gain on sale of investments .......................................          4,985          52,059            --
Gain on exchange of patent rights, net ............................           --             4,053            --
Impairment of investments .........................................         (3,089)       (101,387)           --
                                                                      ------------    ------------    ------------
Loss from continuing operations ...................................       (139,425)       (733,592)        (29,796)
Loss from discontinued operation ..................................        (60,170)        (46,330)         (9,266)
                                                                      ------------    ------------    ------------
Net loss ..........................................................   $   (199,595)   $   (779,922)   $    (39,062)
                                                                      ============    ============    ============
Loss per common share - basic and diluted
Loss from continuing operations ...................................   $      (3.14)   $     (21.99)   $      (1.49)
Loss from discontinued operations .................................          (1.35)          (1.39)          (0.47)
                                                                      ------------    ------------    ------------
Net loss ..........................................................   $      (4.49)   $     (23.38)   $      (1.96)
                                                                      ============    ============    ============
Weighted average shares outstanding ...............................     44,438,527      33,363,613      19,972,446
                                                                      ============    ============    ============

          See accompanying notes to consolidated financial statements.

                              24/7 REAL MEDIA, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                         AND COMPREHENSIVE INCOME (LOSS)
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                Common Stock
                                                                   Voting              Additional
                                                        --------------------------      Paid-in
                                                           Shares         Amount        Capital
                                                        -----------    -----------    -----------
Balance as of December 31, 1998 .....................    16,434,494            164         92,003
Net loss ............................................          --             --             --
Unrealized gains on marketable securities, net of tax          --             --             --
  Comprehensive income...............................
Amortization of deferred stock compensation .........          --             --             --
Exercise of stock options ...........................       631,221              6          2,997
Issuance of warrants ................................          --             --            5,858
Gain on issuance of stock by subsidiary .............                         --            2,271
Issuance of stock in secondary offering, net ........     2,339,000             23        100,443
Issuance of common stock for acquired businesses ....     1,856,872             19         55,300
Investment in Network Commerce ......................       476,410              5         23,641
Conversion of warrants into common stock ............       684,519              7             93
Stock compensation ..................................          --             --              200
                                                        -----------    -----------    -----------
Balance as of December 31, 1999 .....................    22,422,516            224        282,806

Net loss ............................................          --             --             --
Net change in marketable securities .................          --             --             --
Cumulative foreign currency translation .............          --             --             --
  Comprehensive loss.................................
Exercise of stock options ...........................       335,758              3          5,329
Issuance of common stock for acquired businesses ....    16,699,865            167        737,731
Conversion of warrants into common stock ............       359,839              4             (4)
Forfeiture of warrants ..............................          --             --           (1,797)
Forfeiture of options ...............................          --             --           (1,048)
Revaluation of warrants .............................          --             --             (246)
Issuance of common stock for investments ............     2,516,864             25         40,361
Issuance of common stock to employees ...............        31,000           --            1,530
Issuance of common stock for services ...............        62,921              1            334
Issuance and vesting of restricted common stock .....        47,044              1          4,449
Amortization of deferred stock compensation .........          --             --             --
                                                        -----------    -----------    -----------
Balance as of December 31, 2000 .....................    42,475,807            425      1,069,445
Net loss ............................................          --             --             --
Net change in marketable securities .................          --             --             --
Cumulative foreign currency translation .............          --             --             --
  Comprehensive loss.................................
Exercise of stock options ...........................        18,762           --               12
Issuance of common stock for acquired businesses ....     9,941,112             99          2,840
Issuance of common stock to employees ...............       186,025              2             64
Vesting of restricted common stock ..................       177,425              2             (2)
Issuance of warrants ................................          --             --              204
Repurchase and retirement of WSR shares .............    (3,267,004)           (33)          (359)
Forfeiture of unvested options ......................          --             --           (1,801)
Amortization of deferred stock compensation .........          --             --             --
                                                        -----------    -----------    -----------
Balance as of December 31, 2001 .....................    49,532,127    $       495    $ 1,070,403
                                                        ===========    ===========    ===========


          See accompanying notes to consolidated financial statements.

                              24/7 REAL MEDIA, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   AND COMPREHENSIVE INCOME (LOSS) (CONTINUED)
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                  Deferred          Other                                Total
                                                    Stock        Comprehensive      Accumulated       Stockholders'
                                                Compensation     Income (loss)         Deficit           Equity
                                                ------------     -------------      ------------      -------------
Balance as of December 31, 1998 ...........             (345)             --             (40,735)            51,087
Net loss ..................................             --                --             (39,062)           (39,062)
Unrealized gains on marketable securities,
  net of tax ..............................             --             194,790              --              194,790
                                                                                                      -------------
  Comprehensive income ....................                                                                 155,728
                                                                                                      -------------
Amortization of deferred stock compensation              113              --                --                  113
Exercise of stock options .................             --                --                --                3,003
Issuance of warrants ......................             --                --                --                5,858
Gain on issuance of stock by subsidiary ...             --                --                --                2,271
Issuance of stock in secondary offering,
  net .....................................             --                --                --              100,466
Issuance of common stock for acquired
  businesses ..............................             --                --                --               55,319
Investment in Network Commerce ............             --                --                --               23,646
Conversion of warrants into common stock ..             --                --                --                  100
Stock compensation ........................             --                --                --                  200
                                                ------------     -------------      ------------      -------------
Balance as of December 31, 1999 ...........             (232)          194,790           (79,797)           397,791
Net loss ..................................             --                --            (779,922)          (779,922)
Net change in marketable securities .......             --            (190,985)             --             (190,985)
Cumulative foreign currency translation ...             --                (380)             --                 (380)
                                                                                                      -------------
  Comprehensive loss ......................                                                                (971,287)
                                                                                                      -------------
Exercise of stock options .................             --                --                --                5,332
Issuance of common stock for acquired
  businesses ..............................           (3,941)             --                --              733,957
Conversion of warrants into common stock ..             --                --                --                 --
Forfeiture of warrants ....................             --                --                --               (1,797)
Forfeiture of options .....................            1,048              --                --                 --
Revaluation of warrants ...................             --                --                --                 (246)
Issuance of common stock for investments ..             --                --                --               40,386
Issuance of common stock to employees .....             --                --                --                1,530
Issuance of common stock for services .....             --                --                --                  335
Issuance and vesting of restricted common
  stock ...................................           (4,450)             --                --                 --
Amortization of deferred stock compensation            3,568              --                --                3,568
                                                ------------     -------------      ------------      -------------
Balance as of December 31, 2000 ...........           (4,007)            3,425          (859,719)          209,569
Net loss ..................................             --                --            (199,595)         (199,595)
Net change in marketable securities .......             --              (3,805)             --              (3,805)
Cumulative foreign currency translation ...             --                 318              --                 318
                                                                                                      ------------
  Comprehensive loss ......................                                                               (203,082)
                                                                                                      ------------
Exercise of stock options .................             --                --                --                  12
Issuance of common stock for acquired
  businesses ..............................             --                --                --               2,939
Issuance of common stock to employees .....             --                --                --                  66
Vesting of restricted common stock ........             --                --                --                --
Issuance of warrants ......................             --                --                --                 204
Repurchase and retirement of WSR shares ...             --                --                --                (392)
Forfeiture of unvested options ............            1,801              --                --                --
Amortization of deferred stock compensation            1,536              --                --               1,536
                                                ------------     -------------      ------------      ------------
Balance as of December 31, 2001 ...........     $       (670)    $         (62)     $ (1,059,314)     $     10,852
                                                ============     =============      ============      ============


          See accompanying notes to consoldiated financial statements.

                              24/7 REAL MEDIA, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    Years Ended December 31,
                                                                              -----------------------------------
                                                                                2001          2000         1999
                                                                              ---------    ---------    ---------
Cash flows from operating activities:
Net loss ..................................................................   $(199,595)   $(779,922)   $ (39,062)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from discontinued operations .........................................      60,170       46,330        9,266
Depreciation and amortization .............................................      12,787       11,194        2,105
Amortization of prepaid services ..........................................         942         --           --
Write-off of acquired in-process technology ...............................        --             97         --
Provision for doubtful accounts and sales reserves ........................       6,617       10,209        2,105
Amortization of goodwill and other intangible assets ......................      14,087      108,758       13,800
Amortization of partner agreements ........................................        --          2,217        1,827
Non-cash compensation .....................................................       1,658        4,824          313
Gain on sale of investments ...............................................      (4,985)     (52,059)        --
Gain on sale of assets, net ...............................................      (2,000)        --           --
Warrants issued for services ..............................................         100         --           --
Gain on exchange of patent rights, net ....................................        --         (4,053)        --
Impairment of investments .................................................       3,089      101,387         --
Impairment of intangible assets ...........................................      56,707      494,858         --
Non-cash restructuring and exit costs .....................................      15,071        6,372         --
Minority interest .........................................................        --           --           (979)
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
  Accounts receivable .....................................................      20,138       (7,426)     (22,359)
  Prepaid assets and other current assets .................................       1,654        3,225       (1,030)
  Other assets ............................................................       2,235         (152)         (25)
  Accounts payable and accrued liabilities ................................     (21,884)     (19,643)      18,152
  Deferred revenue ........................................................      (1,627)      (2,846)         494
                                                                              ---------    ---------    ---------
    Net cash used in operating activities .................................     (34,836)     (76,630)     (15,393)
                                                                              ---------    ---------    ---------
Cash flows from investing activities:
Proceeds from sale of non-core assets, net of expenses ....................      16,807         --           --
Cash acquired in (paid for) acquisitions, net .............................       6,343       23,952       (4,173)
Proceeds from sale of investments .........................................       9,358       65,901         --
Proceeds from exchange of patent rights, net of expenses ..................        --          4,053         --

Proceeds from sale of marketable securities ...............................        --          9,613         --
Loans to employees ........................................................        --            350         --
Capital expenditures, including capitalized software ......................        (147)     (26,424)     (17,977)
Cash paid for investments .................................................        --         (6,120)     (45,095)
                                                                              ---------    ---------    ---------
    Net cash provided by (used in) investing activities ...................      32,361       71,325      (67,245)
                                                                              ---------    ---------    ---------
Cash flows from financing activities:
Proceeds from exercise of stock options and conversion of warrants ........          12        5,331        1,777
Payment of capital lease obligations ......................................         (98)         (60)         (54)
Cash paid in settlement for treasury stock ................................        (275)        --           --
Repurchase of minority interest ...........................................         (84)        --           --
Proceeds from secondary offering of common stock, net .....................        --           --        100,465
Proceeds from issuance of preferred stock of subsidiary ...................        --           --            105
Repayment of notes payable ................................................        --           --           (593)
Payments on short-term borrowings .........................................        --           --           (180)
                                                                              ---------    ---------    ---------
    Net cash (used in) provided by financing activities ...................        (445)       5,271      101,520
                                                                              ---------    ---------    ---------
    Net change in cash and cash equivalents ...............................      (2,920)         (34)      18,882
Effect of foreign currency on cash ........................................         (38)        (380)        --
Cash used by discontinued operation .......................................     (14,921)     (15,903)     (11,761)
Cash and cash equivalents at beginning of period ..........................      24,853       41,170       34,049
                                                                              ---------    ---------    ---------
Cash and cash equivalents at end of period ................................   $   6,974    $  24,853    $  41,170
                                                                              =========    =========    =========

          See accompanying notes to consoldiated financial statements.

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

SUMMARY OF OPERATIONS AND GOING CONCERN

    On November 9, 2001, the Company amended its Certificate of Incorporation to change its name from 24/7 Media, Inc. to 24/7 Real Media, Inc ("24/7 Real Media" or the "Company"). 24/7 Real Media together with its subsidiaries is a provider of marketing solutions to the digital advertising industry including Web publishers, online advertisers, advertising agencies, e-marketers and e-commerce merchants. In October 2001, through the merger with Real Media, the Company has expanded its operations into Europe.

    The Company operates in two principal lines of business: Integrated Media Solutions and Technology Solutions.

   o Integrated Media Solutions connects advertisers to audiences via Web-based advertising including banner ads, sponsorships, targeted search traffic delivery, and promotions as well as serves as a list broker for permission-based email lists.

   o Technology Solutions, through Open AdStream, its proprietary technology, provides advertising delivery and management.

    The Company's business is characterized by rapid technological change, new product development and evolving industry standards. Inherent in the Company's business are various risks and uncertainties, including its limited operating history, unproven business model and the limited history of commerce and advertising on the Internet. The Company's success may depend, in part, upon the continued expansion of the Internet as a communications medium, prospective product development efforts and the acceptance of the Company's solutions by the marketplace.

    The Company's independent public accountants have included a "going concern" explanatory paragraph in their audit report accompanying the 2001 consolidated financial statements which have been prepared assuming that the Company will continue as a going concern. The explanatory paragraph states that the Company's recurring losses from operations since inception and working capital deficiency raises substantial doubt about the Company's ability to continue as a going concern and that the consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    Management believes that despite significant rationalizations in its cost structure, its current cash and cash equivalents may not be sufficient to meet its anticipated operating cash needs for 2002 and there can be no assurance that new funds can be secured on commercially reasonable terms acceptable to the Company, when needed, or at all.

    Management also believes that the support of the Company's vendors, customers, stockholders and employees, among others, continue to be key factors affecting the Company's future success. Management's plan to continue as a going concern relies heavily on achieving revenue targets and raising additional financing, as well as, reducing its operating expenses. Management is currently exploring a number of strategic alternatives and is also continuing to identify and implement internal actions to improve the Company's liquidity. These alternatives may include selling core assets which could result in significant changes in its business plan. The Company has limited operating capital and no current access to credit facilities. The Company's continued operations therefore will depend on its ability to raise additional funds through equity financing. There can be no assurance that the Company will be able to sell additional equity in the future or that additional financing will be available to the Company on commercially reasonable terms, when needed, or at all.

PRINCIPLES OF CONSOLIDATION

    The Company's consolidated financial statements as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001 include the accounts of the Company and its majority-owned and controlled subsidiaries from their respective dates of acquisition (see note 2). The interest of shareholders other than those of the Company is recorded as minority interest in the accompanying consolidated statements of operations and consolidated balance sheets. When losses applicable to minority interest holders in a subsidiary exceed the minority interest in the equity capital of the subsidiary, these losses are included in the Company's results, as the minority interest holder has no obligation to provide further financing to the subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions relate to estimates of collectibility of accounts receivable, the realization of goodwill and other intangible assets, accruals and other factors. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS AND LETTERS OF CREDIT

    The Company considers all highly liquid securities, with original maturities of three months or less, to be cash equivalents. Cash and cash equivalents consisted principally of money market accounts.

    As of December 31, 2001 and 2000, the Company maintained $0.7 million and $0.6 million, respectively, in letters of credit, primarily related to leases.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally three to five years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the leases, whichever is shorter. Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the leases or the estimated useful lives of the assets, whichever is shorter.

INTANGIBLE ASSETS

    Goodwill and intangible assets relate to the Company's acquisitions accounted for under the purchase method of accounting. Under the purchase method of accounting, the excess of the purchase price over the identifiable net tangible assets of the acquired entity is recorded as identified intangible assets and goodwill. Intangible assets are estimated by management to be primarily associated with the acquired workforce, contracts, technological know how and goodwill. As a result of the rapid technological changes occurring in the Internet industry and the intense competition for qualified Internet professionals and customers, recorded intangible assets are amortized on the straight-line basis over the estimated period of benefit, which is two to four years (see notes 2 and 3).

CAPITALIZED SOFTWARE

    In accordance with American Institute of Certified Public Accountants' Statement of Position No. 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use ("SOP No. 98-1"), the Company requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. SOP No. 98-1 also provides guidance on the capitalization of costs incurred during the application development stage for computer software developed or obtained for internal use. As of December 31, 2000, the Company had capitalized approximately $16.6 million in connection with the 24/7 Connect ad serving system. Capitalized computer software was depreciated using the straight-line method over the estimated useful life of the software, generally 4 years. In December 2001, pursuant to a formal restructuring plan, the Company decided to abandon its 24/7 Connect technology. As a result, the Company wrote off any remaining capitalized software related to Connect (see note 7).

INVESTMENTS

    The Company accounts for investments in marketable securities in accordance with Statements of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Available-for-sale securities are carried at fair value, with the unrealized gains or losses, net of tax, reported as a separate component of stockholders' equity. Realized gains and losses and the cost of available-for-sale securities sold are computed on the basis of the specific identification method. Realized gains and losses and declines in value judged to be other-than-temporary are included in impairment of investments.

    Investments in non-marketable equity securities of companies in which the Company owns less than 20% of a company's stock and does not have the ability to exercise significant influence are accounted for on the cost basis. Such investments are stated at the lower of cost or market value. On an ongoing basis, the Company assesses the need to record impairment losses on investments and records such losses when the impairment is determined to be other-than-temporary (see note 6).

INCOME TAXES

    The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax change occurs.

FOREIGN CURRENCY TRANSLATION

    Assets and liabilities denominated in foreign functional currencies are translated at the exchange rate as of the balance sheet date. Translation adjustments are recorded as a separate component of stockholders' equity. Revenues, costs and expenses denominated in foreign functional currencies are translated at the weighted average exchange rate for the period. The Company's translation adjustment was $318,000, $380,000, and $0 for the years ended December 31, 2001, 2000 and 1999, respectively.

REVENUE AND EXPENSE RECOGNITION

    INTEGRATED MEDIA SOLUTIONS

    The Company's network revenues are derived principally from short-term advertising agreements in which it delivers advertising impressions for a fixed fee to third-party Web sites comprising the Company's Network. The Company's email related revenues are derived principally from short-term delivery based agreements in which the Company delivers advertisements to email lists for advertisers and Web sites. Revenues are recognized as services are delivered provided that no significant Company obligations remain outstanding and collection of the resulting receivable is probable. Service revenue is derived from driving traffic to a client website or the delivery of email messages for clients both of which are recognized upon delivery.

    Third party Web sites that register Web pages with the Company's networks and display advertising banners on those pages are commonly referred to as "Affiliated Web sites." These third party Web sites are not "related party" relationships or transactions as defined in Statement of Financial Accounting Standards No. 57, "Related Party Disclosures." The Company pays Affiliated Web sites a fee for providing advertising space to the Company's networks. The Company also has agreements with various list owners in which the Company services its advertisers and other customers through the use of these lists. The Company becomes obligated to make payments to Affiliated Web sites, which have contracted to be part of the Company's networks, and list owners in the period the advertising impressions or emails are delivered. Such expenses are classified as cost of revenues in the consolidated statements of operations.

    TECHNOLOGY SOLUTIONS

    The Company's technology revenues are derived from licensing of its ad serving software and related maintenance and support contracts. In addition, the Company derived revenue from its broadband and professional services subsidiary, IMAKE, which was sold in January 2002 (see note 4); and its email service bureau subsidiary, Exactis, and its third party ad serving subsidiary, Sabela, both of which were sold in May of 2001 (see note 5). Revenue from software licensing agreements is recognized in accordance with Statements of Position ("SOP") 97-2, "Software Revenue Recognition," and Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" upon delivery of the software, which is generally when customers begin utilizing the software, there is pervasive evidence of an arrangement, collection is reasonably assured, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fees to all elements of the arrangement. Revenue related to the central ad serving product is recognized monthly based on specified pricing dependent upon usage levels.

    Revenue from software maintenance and support services is recognized ratably over the life of the maintenance agreements, which typically do not exceed one year. Maintenance revenue invoiced in advance of the related services is recorded as deferred revenue. Expense from the Company's licensing, maintenance and support revenues are primarily payroll costs incurred to deliver, modify and support the software. These expenses are classified as cost of revenues in the accompanying consolidated statements of operations.

    At December 31, 2001 and 2000, accounts receivable included approximately $2.4 million and $4.0 million, respectively, of unbilled receivables, which are a normal part of the Company's business, as receivables are sometimes invoiced in the month following the completion of the earnings process. The decrease in unbilled receivables from December 31, 2000 to December 31, 2001 resulted from the decrease in revenues generated in the fourth quarter of 2001. The terms of the related advertising contracts typically require billing at the end of each month. All unbilled receivables as of December 31, 2001 have been subsequently billed.

PRODUCT DEVELOPMENT COSTS

    Product development costs and enhancements to existing products are charged to operations as incurred.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based employee compensation arrangements in accordance with provisions of APB No. 25, "Accounting for Stock Issued to Employees," and FASB interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's common stock and the amount an employee must pay to acquire the common stock.

    The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the equity instruments issued in accordance with the EITF 96-18, Accounting For Equity Instruments That Are Issued To Other Than Employees For Acquiring, or in Conjunction With Selling Goods or Services.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company assesses the need to record impairment losses on long-lived assets, including fixed assets, goodwill and other intangible assets, to be held and used in operations whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company estimates the undiscounted future cash flows to result from the use of the asset and its ultimate disposition. If the sum of the undiscounted cash flows is less than the carrying value, the Company recognizes an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. Assets to be disposed of are carried at their lower of the carrying value or fair value less costs to sell.

    On an on-going basis, management reviews the value and period of amortization or depreciation of long-lived assets, including goodwill and other intangible assets. During this review, the Company reevaluates the significant assumptions used in determining the original cost of long-lived assets. Although the assumptions may vary from transaction to transaction, they generally include revenue growth, operating results, cash flows and other indicators of value. Management then determines whether there has been an impairment of the value of long-lived assets based upon events or circumstances, which have occurred since acquisition. The impairment policy is consistently applied in evaluating impairment for each of the Company's wholly owned subsidiaries and investments.

    In 2001 and 2000, the Company wrote off $56.7 million and $494.9 million, respectively, in goodwill and intangible assets (see note 3). It is reasonably possible that the impairment factors evaluated by management will change in subsequent periods, given that the Company operates in a volatile business environment. This could result in significant additional impairment charges in the future.

RESTRUCTURING ACTIVITIES

    Restructuring activities are accounted for in accordance with the guidance provided in the consensus opinion of the Emerging Issues Task Force ("EITF") in connection with EITF Issue 94-3 ("EITF 94-3"). EITF 94-3 generally requires, with respect to the recognition of severance expenses, management approval of the restructuring plan, the determination of the employees to be terminated, and communication of benefit arrangement to employees (see note 7).

ADVERTISING EXPENSE

    The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing on the statement of operations and totaled $1.4 million, $7.4 million and $2.1 million for the years ended December 31, 2001, 2000 and 1999, respectively.

COMPREHENSIVE INCOME (LOSS)

    Comprehensive income (loss) is presented in the consolidated statement of stockholders' equity. Total comprehensive income (loss) for the years ended December 31, 2001, 2000 and 1999 was $(203.1) million, $(971.3) million and
$155.7 million, respectively. Comprehensive loss resulted primarily from net losses of $(199.6) million and $(779.9) million, respectively, as well as a change in unrealized gains (losses), net of tax, of marketable securities of $(3.8) million and $(191.0) million, respectively, and foreign currency translation adjustments of $0.3 million and $(0.4) million, respectively. The net change in unrealized losses for the year ended December 31, 2001 of $(3.8) million is comprised of net unrealized holding losses arising during the period of $6.3 million related to chinadotcom, a reclassification adjustment of $5.0 million for net gains related to the sale of all of the Company's available-for-sale securities and some cost based investments and a reclassification adjustment of $2.5 million for other-than-temporary losses related to available-for-sale securities of Network Commerce and i3Mobile. The net change in unrealized gains (losses) for the year ended December 31, 2000 of $(191.0) million is comprised of net unrealized holding losses arising during the period of $215.6 million related to chinadotcom, a reclassification adjustment of $52.1 million for gains on the sale of chinadotcom and a reclassification adjustment of $27.5 million for other-than-temporary losses related to available-for-sale securities of Network Commerce and i3Mobile.

FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents, accounts receivable, certain investments, accounts payable and accrued liabilities. At December 31, 2001 and 2000, the fair value of these instruments approximated their financial statement carrying amount because of the short term maturity of these instruments. Substantially all of the Company's cash equivalents were invested in money market accounts and other highly-liquid instruments. For the years ended December 31, 2001, 2000 and 1999, the Company derived $16.9 million, $46.5 million and $6.8 million, respectively, in revenue denominated in foreign currencies related principally to its discontinued operation. The Company has not experienced any material adverse impact due to fluctuations in foreign currency rates.

    No single customer accounted for a material portion (>10%) of total revenues for the years ended December 31, 2001, 2000 and 1999. No single customer accounted for a material portion (>10%) of the accounts receivable balance at December 31, 2001 or 2000. To date, accounts receivable have been derived primarily from advertising fees billed to advertisers. The Company generally requires no collateral. The Company maintains reserves for potential credit losses; historically, management believes that such losses have been adequately reserved for.

LOSS PER SHARE

    Loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share ("EPS"). Basic EPS excludes dilution for potentially dilutive securities and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Diluted net loss per share is equal to basic net loss per share since all potentially dilutive securities are anti-dilutive for each of the periods presented. Diluted net loss per common share for the year ended December 31, 2001, 2000 and 1999 does not include the effects of options to purchase 4.3 million, 6.9 million and 3.3 million shares of common stock, respectively; 4.0 million, 2.9 million and 3.3 million common stock warrants, respectively, on an "as if" converted basis, as the effect of their inclusion is anti-dilutive during each period.

RECLASSIFICATIONS

    Certain reclassifications have been made to prior year consolidated financial statements to conform to current year's presentation.

(2) BUSINESS COMBINATIONS

ACQUISITIONS OF INTERAD AND NETBOOKINGS

    On January 20, 1999, the Company invested $3.9 million in the aggregate to purchase a 60% interest in 24/7 Media Europe, Ltd. (formerly InterAd Holdings Limited), which operates The 24/7 Media Europe Network.
Approximately $1.9 million was paid in cash to acquire shares directly from 24/7 Europe. The remaining balance included $1.2 million which was used to acquire shares from existing shareholders and $846,000 in cash which was subsequently used to repay a loan payable. On June 22, 1999, the Company made an additional investment of $500,000 in the common stock of 24/7 Media Europe.

    In August of 1999, the Company issued approximately 41,677 shares and 24/7 Media Europe issued shares to acquire Netbooking, a Finnish Internet advertising company, which diluted the Company's investment in 24/7 Media Europe to 58% as of December 31, 1999.

    On January 1, 2000, the Company acquired the remaining interest in 24/7 Media Europe through the issuance of common stock. The Company issued 428,745 shares of 24/7 Real Media common stock, valued at approximately $24.1 million, resulting in additional goodwill and other intangible assets of $24.1 million. The goodwill and other intangible assets were being amortized over the remaining period of benefit of three years. As of June 30, 2001, these entities were treated as a discontinued operation (see note 4).

ACQUISITION OF SIFT

    On March 8, 1999, the Company acquired Sift, Inc., a provider of email based direct marketing services, for approximately 763,000 shares of 24/7 Real Media's common stock plus the assumption of previously-outstanding stock options which were converted into options to acquire approximately 100,000 shares of the Company's common stock.

    The acquisition of Sift has been accounted for as a pooling-of-interests and, accordingly, the Company's historical consolidated financial statements have been restated to include the accounts and results of operations of Sift.

ACQUISITION OF CLICKTHROUGH

    On July 26, 1999, the Company acquired ClickThrough Interactive ("ClickThrough"), a leading Canadian Internet advertising sales network. The acquisition was accomplished through the issuance of 150,000 redeemable non-voting preferred shares of the Company's subsidiary and a cash payment of $750,000. The subsidiary's redeemable non-voting preferred shares are exchangeable into an equal number of shares of the Company's common stock at the option of the holders or the Company, of which 76,875 have been converted through of December 31, 2001.

ACQUISITION OF CONSUMERNET

    On August 17, 1999, the Company acquired Music Marketing Network Inc. d/b/a ConsumerNet ("ConsumerNet"), a leading provider of email marketing solutions. The aggregate purchase price of approximately $52.0 million consists of approximately 1.7 million shares of 24/7 Real Media common stock valued at approximately $47.0 million, $3.2 million in cash (including acquisition costs of $320,000) and the assumption of previously outstanding options. The fair value of the options of approximately $1.8 million was determined using the Black-Scholes option pricing model.

ACQUISITION OF IMAKE

    On January 13, 2000, the Company acquired IMAKE, a provider of technology products that facilitate the convergence of Internet technologies with broadband video programming. The purchase price of approximately $34.7 million, excluding contingent consideration of 916,000 shares, consists of 400,000 shares originally valued at approximately $18.7 million, fair value of options assumed of $9.9 million, $5.8 million of deferred compensation and $0.3 million in acquisition costs. The deferred compensation relates to 124,000 shares of restricted stock issued to employees of IMAKE. The contingent shares will be issued when certain revenue targets are attained, as amended. The valuation of in-process technology of $4.7 million in connection with the acquisition of IMAKE is based on an independent appraisal which determined that the e.merge technology acquired from IMAKE had not been fully developed at the date of acquisition. As a result, the Company will be required to incur additional costs to successfully develop and integrate the e.merge platform. The remaining purchase price in excess of the value of identified assets and liabilities assumed of $24.9 million has been allocated $1.0 million to workforce and $23.9 million to goodwill. Goodwill and workforce are being amortized over their expected period of benefit which is four years for goodwill and two years for workforce. The acquisition was accounted for as a purchase business combination, effective as of January 1, 2000, for accounting purposes.

    On July 20, 2000, the Company issued 880,000 contingent shares. The shares had a value of $11.9 million, which was considered additional goodwill. At September 30, 2000, an additional 18,000 contingent shares were earned pursuant to the agreement, resulting in $0.2 million of additional goodwill. At September 30, 2001, the remaining 14,000 contingent shares, valued at approximately $3,000 were earned. The additional amounts of goodwill are being amortized over the remaining period of benefit. The Company sold IMAKE in January 2002 (See note 4) and has treated this entity as a discontinued operation.

ACQUISITION OF SABELA

    On January 9, 2000, the Company acquired Sabela, a global ad serving, tracking and analysis company with products for online advertisers and Web publishers. The purchase price of approximately $65.0 million consists of approximately 1.2 million shares of 24/7 Real Media common stock valued at approximately $58.3 million, cash consideration of $2.1 million, fair value of warrants assumed of $1.2 million, fair value of options assumed of $1.7 million and $1.7 million in acquisition costs. The purchase price in excess of the value of identified assets and liabilities assumed of $64.7 million has been allocated $7.1 million to technology, $1.1 million to workforce and $56.5 million to goodwill. Goodwill and other intangible assets are being amortized over their expected period of benefit which is four years for goodwill and technology; and two years for workforce. The acquisition was accounted for as a purchase business combination, effective as of January 1, 2000, for accounting purposes. The Company sold Sabela in May 2001 (See note 5).

ACQUISITION OF AWARDTRACK

    On February 11, 2000, the Company acquired AwardTrack, Inc. ("AwardTrack"), which offers a private label loyalty customer relationship management program that enables Web retailers and content sites to issue points to Web users as a reward for making purchases, completing surveys or investigating promotions. The purchase price of approximately $69.3 million consists of approximately 1.1 million shares of 24/7 Real Media common stock valued at approximately $64.0 million, fair value of options assumed of $4.6 million and $0.7 million in acquisition costs. The purchase price in excess of the value of identified assets and liabilities assumed of $69.4 million has been allocated $7.7 million to technology, $0.5 million to tradename, $0.4 million to workforce and $60.8 million to goodwill. Goodwill and other intangible assets are being amortized over their expected period of benefit which is four years for goodwill, technology and tradename; and two years for workforce. The acquisition was accounted for as a purchase business combination effective as of February 11, 2000 for accounting purposes. The Company abandoned the operations of Award in December 2000 and sold certain intellectual property assets in May 2001 (see note 5).

ACQUISITION OF EXACTIS

    On June 28, 2000, the Company acquired all of the outstanding common stock of Exactis.com, Inc., a provider of email based direct marketing services, in exchange for Company common stock. Exactis.com stockholders received shares of 24/7 Real Media common stock based on an exchange ratio of
0.6 shares of 24/7 Real Media common stock for each share of Exactis.com common stock. The purchase price of approximately $475.6 million consists of approximately 8.2 million shares of 24/7 Real Media common stock valued at approximately $383.0 million, fair value of options assumed of $82.9 million, fair value of warrants assumed of $2.3 million, deferred compensation of $2.9 million and acquisition costs of $4.5 million. The purchase price in excess of the value of identified assets and liabilities assumed of $428.8 million has been allocated $60.8 million to technology, $1.0 million to tradename, $3.2 million to workforce, $2.1 million to customer base and $361.7 million to goodwill. Goodwill and other intangible assets are being amortized over their expected period of benefit which is four years for goodwill, technology, customer base and tradename; and two years for workforce. The acquisition was accounted for as a purchase business combination effective as of June 30, 2000 for accounting purposes. The Company sold Exactis in May 2001 (see note 5).

ACQUISITION OF WSR

    On August 24, 2000, the Company acquired WSR, which engages in the business of delivering targeted search traffic on behalf of its clients. The purchase price of approximately $66.7 million, excluding contingent consideration of 2.8 million shares, consists of approximately 4.3 million shares of 24/7 Media common stock valued at approximately $61.3 million, fair value of options assumed of $4.1 million and acquisition costs of $1.3 million. The purchase price in excess of the value of identified assets acquired of $63.0 million has been allocated $54.0 million to technology, $6.6 million to goodwill, $1.1 million to deferred compensation and $1.3 to workforce. The goodwill and intangible assets are being amortized over their expected period of benefit, which is four years for goodwill and technology and two years for workforce. The acquisition was accounted for as a purchase business combination.

    On March 15, 2001, the Company signed an amendment to the WSR purchase agreement dated August 24, 2000. The amendment changed the earn out criteria as it related to the contingent consideration to be based on revenue rather than EBIT, as defined in the original agreement. Based on the new criteria 710,000 shares related to the period ended December 31, 2000 were issued on March 23, 2001 valued at approximately $0.2 million. In addition, employee loans amounting to $0.3 million were forgiven. These amounts were recorded as compensation expense in the first quarter of 2001, of which $0.2 million is included in stock based compensation and $0.3 million is included in sales and marketing expense in the 2001 consolidated statement of operations. An additional cash earn out of up to $1.5 million in cash was put into place for two employees who were the former principal stockholders of WSR.

    On September 25, 2001, the Company and the former principal stockholders entered into a settlement and mutual general release (the "Settlement"). The Settlement rescinded all prior agreements and amendments of the purchase agreement and called for the former principal stockholders (i) to return approximately 3.3 million shares of outstanding stock held by them, (ii) forfeit their rights to the potential earn out of another 1.9 million shares and the $1.5 million in cash and (iii) transfer certain strategic assets and agreements in exchange for $275,000 in cash and forgiveness of any remaining indebtedness of these individuals to the Company. The Company has reflected the return of the common stock as treasury stock amounting to $392,000 using the market price on the settlement date and immediately retired all shares.

ACQUISITION OF KENDRO COMMUNICATIONS

    On April 1, 2000, our subsidiary 24/7 Media Europe NV acquired Kendro Communications, a Swiss based banner network service, for approximately 26,000 shares of the Company's common stock valued at approximately $487,000, excluding contingent consideration of up to $6.7 million to be paid in the Company's common stock, excluding contingent consideration subject to performance standards and other contractual requirements. The performance standards are based on revenues of the acquired business for the fiscal years ended March 31, 2001 and 2002, and the price of the Company's common stock at March 31, 2001 and 2002, respectively, and will be payable by 24/7 Europe within fourteen days after the delivery of audited revenue statements provided that the sellers are employees of the Company. As of March 31, 2001, the Company accrued an estimate of $1.1 million for the settlement of this contingency. In May 2001, the European Board of Directors approved a plan to close down the Swiss operations as well as certain other offices in an effort to restructure the European operations. As a part of that restructuring, the Company entered into an agreement terminating the original Kendro purchase agreement. As full settlement for termination the Company made a cash payment of $1.1 million and issued 1.0 million shares valued at $490,000 to the former shareholders. The Company has reflected the share issuance as stock based compensation which along with the remaining charges are included in the loss from discontinued operations line item in the 2001 consolidated statement of operations. As of June 30, 2001, the Company treated this as a discontinued operation (see note 4).

ACQUISITION OF IPROMOTIONS

    On April 17, 2000, the Company acquired iPromotions, Inc., a Seattle based promotions and sweepstakes management firm. The purchase price of $3.5 million consists of $2.0 million in cash, approximately 33,000 shares of common stock valued at approximately $654,000, fair value of options assumed of $736,000 and $100,000 in acquisition costs.

ACQUISITION OF REAL MEDIA

    On October 30, 2001, the Company entered into a merger agreement with Real Media, Inc. ("Real Media"), a privately-held Delaware Corporation. Pursuant to the Agreement and Plan of Merger, the Company acquired all the outstanding common and preferred shares of Real Media in a merger transaction whereby an indirect subsidiary of the Company was merged with and into Real Media, in exchange for approximately 8.2 million shares valued at $2.2 million of the Company's common stock, equal to 19.9 percent of the Company common stock prior to the merger. The total purchase price of $6.7 million also included acquisition and transaction costs of $0.9 million and assumption of $3.6 million in net liabilities. The merger created cost reductions for the combined Company, one of which was to focus on Real Media's proprietary Open AdStream technology ("OAS") and abandon the Company's existing technology, 24/7 Connect. Other cost reductions were achieved through the elimination of redundant personnel, affiliate contracts with low split rates on the Real Media network, renegotiation of supplier contracts at better rates due to increased volume and the consolidation of numerous offices. The Company also adopted a new name "24/7 Real Media, Inc." to capitalize on Real Media's and 24/7's brand names. The purchase price in excess of the value of net liabilities acquired of $6.7 million has been allocated $3.5 million to acquired technology, $0.5 million to tradename and $2.7 million to goodwill. The acquired technology and tradename are being amortized over the expected period of benefit of four years. The acquisition was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards Board 141, "Business Combinations" and Statement of Financial Accounting Standards Board 142, "Goodwill and Other Intangible Assets". Accordingly, goodwill was not amortized.

    The Company also guaranteed a Promissory Note for $4.5 million issued by Publigroupe USA Holding, Inc. ("Publigroupe"), former principal shareholder of Real Media, as of the acquisition date, which was to be used primarily to finance Real Media's restructuring plan. The note bears interest at 4.5% and principal and interest are due on October 30, 2006. The restructuring plan provides for office closings of $0.2 million, workforce reduction of approximately 120 employees for $3.1 million and other related obligations of $1.2 million. Publigroupe also promised to provide additional funding in the form of three-year notes of $1.5 million which was received in January 2002 and $1.5 million contingent upon the achievement of target operating results for the three months ended March 31, 2002, as defined in the agreement. In addition, certain key executives had clauses in their Real Media employment agreements that called for transactional bonuses to be paid in the case of a change in control. These bonuses of $0.5 million were assumed as part of the acquisition and were paid in November 2001.

    The net liabilities acquired consist of the following:

Asset/Liability                                                                       Amount
---------------                                                                      --------
Cash................................................................................ $  6,343
Accounts receivable.................................................................    6,405
Fixed assets........................................................................    2,248
Receivable--Publigroupe.............................................................      600
Other assets........................................................................    1,411
Accounts payable and accrued liabilities............................................  (13,870)
Deferred revenue....................................................................   (2,249)
Note payable--Publigroupe...........................................................   (4,500)
                                                                                     --------
                                                                                     $ (3,612)
                                                                                     ========

SUMMARY

    Except for Sift, each of the Company's acquisitions have been accounted for using the purchase method of accounting, and accordingly, each purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the respective acquisition dates. The following summarizes the purchase price allocation for each of the acquisitions:

                                                   NET TANGIBLE
                                    ACQUISITION       ASSETS        IN-PROCESS      DEFERRED      INTANGIBLES/    USEFUL LIFE
    ACQUIRED ENTITY                    COSTS       (LIABILITIES)    TECHNOLOGY    COMPENSATION      GOODWILL      (IN YEARS)
-------------------------------    ------------    -------------    ----------    ------------    ------------    -----------
YEAR ENDED DECEMBER 31, 1999:
InterAd (24/7 Media Europe)....    $      1,991    $        (725)   $      -      $        -      $      2,716         4
Less: Sale of Card Secure......            (500)             522           -               -            (1,022)        3
ClickThrough...................           5,875              (69)          -               -             5,944         3
ConsumerNet....................          52,043           (1,015)          -               -            53,058         4
Net bookings...................           5,748               26           -               -             5,722         3
                                   ------------    -------------    ----------    ------------    ------------
                                       $ 65,157    $      (1,261)   $      -      $        -      $     66,418
                                   ============    =============    ==========    ============    ============

YEAR ENDED DECEMBER 31, 2000:
IMAKE..........................    $     46,750    $        (793)   $    4,700         $5,785     $     37,058        2-4
24/7 Media Europe..............          24,117              -             -               -            24,117         3
Sabela.........................          65,026              317           -               -            64,709        2-4
AwardTrack.....................          69,293              (82)          -               -            69,375        2-4
Exactis........................         475,636           43,939           -             2,870         428,827        2-4
WSR............................          66,675            3,720                         1,072          61,883         4
Kendro.........................             487               17           -               -               470         4
iPromotions....................           3,489             (127)           97             -             3,519        2-4
                                   ------------    -------------    ----------    ------------    ------------
                                   $    751,473    $      46,991    $    4,797    $      9,727    $    689,958
                                   ============    =============    ==========    ============    ============

YEAR ENDED DECEMBER 31, 2001:
Real Media.....................    $      3,060    $      (3,612)   $      -      $        -      $      6,672         4
                                   ============    =============    ==========    ============    ============

    The following unaudited pro forma consolidated amounts give effect to the Company's 2001 and 2000 acquisitions accounted for by the purchase method of accounting as if they had occurred at the beginning of the respective period by consolidating the results of operations of the acquired entities for the year ended December 31, 2001 and 2000.

    The unaudited pro forma consolidated statements of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results.

                                                                         Year Ended             Year Ended
                                                                         December 31,           December 31,
                                                                            2001                   2000
                                                                      ----------------        ----------------
                                                                        (in thousands except per share data)
Total Revenue.....................................................    $         72,668        $        200,553
Net loss..........................................................            (216,136)               (994,661)
Net loss per common share.........................................    $          (4.22)       $         (19.62)
Weighted average common shares used in
  net loss per share calculation(1)...............................          51,255,819              50,692,675

(1)The weighted average common shares used to compute pro forma basic and diluted net loss per common share for the period ended December 31, 2001 includes the 8,216,868 shares issued for Real Media as if the shares were issued on January 1, 2001. The weighted average common shares used to compute pro forma basic and diluted net loss per common share for the period ended December 31, 2000 includes the 1,129,344, 8,156,843, 4,260,000 and 8,216,868 shares issued for AwardTrack, Exactis WSR and Real Media, respectively as if the shares were issued on January 1, 2000.

WRITE OFF OF ACQUIRED IN PROCESS TECHNOLOGY AND MERGER RELATED COSTS

    Merger related costs for the year ended December 31, 2000 shown separately on the consolidated statement of operations include a $0.1 million write-off of in-process technology associated with the iPromotions acquisition and approximately $0.5 million of integration related costs.

(3)  BALANCE SHEET COMPONENTS

    Property and Equipment, Net

                                                                                          December 31
                                                                                     2001               2000
                                                                                  ----------         ----------
                                                                                        (in thousands)
Computer equipment........................................................        $   14,140         $   24,117
Ad serving system.........................................................               -               24,098
Furniture and fixtures....................................................             1,320              4,993
Leasehold improvements....................................................               780              3,518
                                                                                  ----------         ----------
                                                                                      16,240             56,726
Less accumulated depreciation and amortization                                        (9,932)           (13,535)
                                                                                  ----------         ----------
                                                                                  $    6,308         $   43,191
                                                                                  ==========         ==========

    At December 31, 2001 and 2000, computer equipment includes equipment with a cost of $0.5 million acquired under a capital lease. The net book value of the related equipment at December 31, 2001 and 2000 was $0.2 million and $0.3 million, respectively.

Intangible Assets, Net

    The Company's management performs on-going business reviews and, based on quantitative and qualitative measures, assesses the need to record impairment losses on long-lived assets used in operations when impairment indicators are present. Where impairment indicators were identified, management determined the amount of the impairment charge by comparing the carrying values of goodwill and other long-lived assets to their fair values.

    Through August 2000, the Company completed numerous acquisitions that were financed principally with shares of the Company's common stock, and were valued based on the price of the Company's common stock at that time (see note 2). Starting with the fourth quarter of 2000, the Company has reevaluated the carrying value of its businesses on a quarterly basis. The Company's revaluation was triggered by the continued decline in the Internet advertising and marketing sectors throughout 2000 and 2001. In addition, each of these entities have experienced declines in operating and financial metrics over several quarters, primarily due to the continued weak overall demand of on-line advertising and marketing services, in comparison to the metrics forecasted at the time of their respective acquisitions. These factors significantly impacted current projected revenue generated from these businesses. The Company's evaluation of impairment was also based on achievement of the unit's business plan objectives and milestones, the fair value of each business unit relative to its carrying value, the financial condition and prospects of each business unit and other relevant factors. The business plan objectives and milestones that were considered included, among others, those related to financial performance, such as achievement of planned financial results, and other non-financial milestones such as successful deployment of technology or launching of new products and the loss of key employees. The impairment analysis also considered when these properties were acquired and that the intangible assets recorded at the time of acquisition were being amortized over useful lives of 2-4 years. The amount of the impairment charge was determined by comparing the carrying value of goodwill and other long-lived assets to fair value at each respective period end.

    Where impairment was indicated, the Company determined the fair value of its business units based on a market approach, which included an analysis of market price multiples of companies engaged in similar businesses. To the extent that market comparables were not available, the Company used discounted cash flows in determining the value. The market price multiples are selected and applied to the business based on the relative performance, future prospects and risk profile of the business in comparison to the guideline companies. The methodology used to test for and measure the amount of the impairment charge was based on the same methodology used during the Company's initial acquisition valuations. As a result, during management's review of the value and periods of amortization of both goodwill and certain other intangibles it was determined that the carrying value of goodwill and certain other intangible assets were not recoverable. The other intangible assets that were determined to be impaired related to the decline in fair market value of acquired technology, a significant reduction in the acquired customer bases and turnover of workforce which was in place at the time of the acquisition of these companies.

    As a result, the Company's management determined that the fair value of goodwill and other intangible assets attributable to several of its operating units were less than their recorded carrying values. In addition, during 2000, the Company had abandoned operations of its AwardTrack subsidiary and entered into negotiations for the sale of its Sabela subsidiary. The Company has recorded Sabela's and Imake's assets at their estimated realizable value at December 31, 2000 and 2001, respectively. As a result of these actions the Company has written off all remaining goodwill and intangible assets related to AwardTrack, Sabela and Imake. Accordingly, the Company recognized $56.7 million and $494.9 million in impairment charges to adjust the carrying values in 2001 and 2000 respectively. Impairments taken were as follows:

                                                                2001        2000
                                                               ------      ------
                                                                  (in millions)
WSR.......................................................    $  26.9      $ 21.3
ConsumerNet...............................................       25.3         -
Exactis...................................................        4.5       367.3
Sabela....................................................        -          47.9
iPromotions...............................................        -           2.9
AwardTrack................................................        -          55.5
                                                               ------      ------
                                                               $ 56.7      $494.9
                                                               ======      ======

     The impairment factors evaluated by management may change in subsequent periods, given that the Company's business operates in a highly volatile business environment. This could result in significant additional impairment charges in the future.

    After giving effect to the aforementioned impairment charges of $56.7 million, the remaining amount of goodwill and other intangibles, net, as of December 31, 2001 was $14.5 million: $6.7 million related to Real Media, $3.8 million related to ConsumerNet, $2.9 million related to WSR and $1.1 million related to ClickThrough.

                                                                     DECEMBER 31
                                                             ---------------------------
                                                               2001               2000
                                                             --------           --------
                                                                   (IN THOUSANDS)
Goodwill................................................     $ 13,884           $ 59,002
Technology..............................................        6,001             50,471
Other intangible assets.................................        1,230              5,462
                                                             --------           --------
                                                               21,115            114,935
Less accumulated amortization...........................       (6,597)           (34,904)
                                                             --------           --------
                                                             $ 14,518           $ 80,031
                                                             ========           ========


2002 DEVELOPMENTS

    In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and subsequently, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," after its adoption. Effective January 1, 2002, the Company adopted SFAS No. 142. The Company completed its initial transitional goodwill impairment assessment in the second quarter of 2002 and determined that there was no impairment of goodwill.

    In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supersedes both SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of " and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (Opinion 30)", for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 retains the fundamental provisions in SFAS No. 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS No. 121. For example, SFAS No. 144 provides guidance on how a long-lived asset that is used as part of a group should be evaluated for impairment, establishes criteria for when a long-lived asset is held for sale, and prescribes the accounting for a long-lived asset that will be disposed of other than by sale. SFAS No. 144 retains the basic provisions of Opinion 30 on how to present discontinued operations in the income statement but broadens that presentation to include a component of an entity (rather than a segment of a business). Unlike SFAS No. 121, an impairment assessment under SFAS No. 144 will never result in a write-down of goodwill. Rather, goodwill is evaluated for impairment under SFAS No. 142, Goodwill and

Other Intangible Assets. Effective January 1, 2002, the Company adopted SFAS No. 144. In accordance with the adoption of SFAS No. 144, the sale of IMAKE in January 2002 has been treated as a discontinued operation.

    The Company assesses goodwill for impairment annually unless events occur that require more frequent reviews. Long-lived assets, including amortizable intangibles, are tested for impairment if impairment triggers occur. Discounted cash flow analyses are used to assess nonamortizable intangible impairment while undiscounted cash flow analyses are used to assess long-lived asset impairment. If an assessment indicates impairment, the impaired asset is written down to its fair market value based on the best information available. Estimated fair market value is generally measured with discounted estimated future cash flows. Considerable management judgment is necessary to estimate undiscounted and discounted future cash flows. Assumptions used for these cash flows are consistent with internal forecasts.

    The amortization expense and net loss from continuing operations for the 12 month periods ended December 31, 2001, 2000 and 1999, respectively, had SFAS No. 142, been applied for these periods is as follows:

                                                                        FOR THE 12 MONTHS ENDED DECEMBER 31,
                                                                         2001            2000           1999
                                                                      ----------      ----------     ----------
Net loss from continuing operations...............................    $ (199,595)     $ (779,922)    $  (39,062)
Add back: goodwill amortization...................................         7,826          91,738         15,627
                                                                      ----------      ----------     ----------
  Adjusted net loss from continuing operations....................    $ (191,769)     $ (688,184)    $  (23,435)
                                                                      ==========      ==========     ==========

Basic and diluted net loss per Share:
Net loss per share from continuing operations.....................    $    (3.14)      $  (21.99)    $    (1.49)
Add back: goodwill amortization...................................          0.18            2.75           0.78
                                                                      ----------      ----------     ----------
  Adjusted net loss per share from continuing operations..........    $    (2.96)      $  (19.24)    $    (0.71)
                                                                      ==========      ==========     ==========

Although SFAS No. 142 requires disclosure of these amounts to reflect the impact of adoption in 2001, 2000 and 1999 results, there can be no assurance that the add back of amortization expense would not have resulted in additional impairment charges in each of the respective years.

 ACCRUED LIABILITIES

                                                                                          DECEMBER 31
                                                                                   ----------------------------
                                                                                     2001                2000
                                                                                   --------            --------
                                                                                         (IN THOUSANDS)
Affiliate fees................................................................     $  3,752            $  4,614
Incentives, commissions and expenses (1)......................................        2,252               2,664
Restructuring.................................................................        4,267               4,493
Accrued fixed assets..........................................................          -                 2,190
Accrued other.................................................................        6,035               8,258
                                                                                   --------            --------
                                                                                   $ 16,306            $ 22,219
                                                                                   ========            ========

(1)Incentives, commissions and expenses include commissions earned by the Company's sales staff for the most recent period, as well as out-of-pocket expenses incurred by those employees. All such balances as of December 31, 2001 and 2000, except $846 and $739, respectively, have subsequently been paid.

(4) DISCONTINUED OPERATIONS

(a) EUROPE

On August 6, 2001, the Company, determined that it would cease funding its European subsidiaries and communicated that to 24/7 Europe NV's management team and Board of directors. Management of 24/7 Europe advised the Company that 24/7 Europe NV was insolvent and shut down all operations in the third quarter of 2001. During the second quarter of 2001, the Company had reduced the carrying value of the net assets of the European operations to zero. The write down included $12.3 million in impairment charges related to goodwill and other intangible assets, which was included in the second quarter of 2001 statements of operations within discontinued operations. The consolidated financial statements of the Company reflect the shut-down of the international segment as a discontinued operation in accordance with APB Opinion No. 30. Accordingly, revenues, costs and expenses; assets, liabilities, and cash flow of Europe have been excluded from the respective captions in the consolidated financial statements for the current period and prior periods have been reclassified to reflect this presentation.

Summarized financial information for this discontinued operation is as follows (in thousands):

                                                                     YEAR ENDED DECEMBER 31,
                                                            ----------------------------------------
STATEMENTS OF OPERATIONS DATA                                  2001           2000           1999
------------------------------------------------------      ----------     ----------     ----------
Revenue...............................................      $   10,555     $   39,082     $    5,659
Net loss..............................................         (30,540)       (23,952)        (9,266)

                                                      DECEMBER 31,      DECEMBER 31,
                                                         2001              2000
                                                      ------------      ------------
BALANCE SHEET DATA
-------------------------------------------------
Current assets....................................    $       -         $     18,656
Total assets......................................            -               41,443
Current liabilities...............................            -              (21,916)
Long-term liabilities.............................            -                  -
                                                      ------------      ------------
Net assets from discontinued operations...........    $       -         $     19,527
                                                      ============      ============

(b) IMAKE

In accordance with SFAS No. 144, operations meeting the definition of a component of an entity are treated as discontinued operations when sold. On January 22, 2002, the Company completed the sale of its wholly owned subsidiary, IMAKE Software & Services, Inc, to Schaszberger Corporation, the previous owner and officer of IMAKE. Under the terms of the sale, the purchase price payable by the buyer was approximately $6.5 million for the stock of IMAKE of which $2.0 million was in the form of a 6% four year secured note, approximately $500,000 in cash consideration, a potential earnout of up to $4 million over the next three years based on gross revenue as defined in the agreement and Series A preferred stock of Schaszberger Corp which as of the closing date represented 19.9% of the buyer. The Note, secured by certain assets of IMAKE, is guaranteed by Schaszberger Corporation. In the event that the earnout is not met within the three year period, the Company is entitled to receive a $1.00 Warrant for common stock equivalent to the difference between $3.0 million and actual earn out paid to date. The shares to be received are based on a third party outside valuation of the Buyer at December 31, 2005 and a ratio set forth in the agreement. The consideration paid to the Company was determined as a result of negotiations between the buyer and the Company. The Company will discount the note receivable and recorded the net present value of the earnout based on its estimates of projected revenues and reflected $0.5 million and $1.5 million, respectively. In January, the Company received the upfront cash consideration of $0.5 million and has been receiving the monthly earnout payments as scheduled.

The consolidated financial statements and related footnotes of the Company have been revised to reflect the sale of the IMAKE subsidiary as a discontinued operation in accordance with SFAS No. 144. Accordingly, revenues, costs and expenses, assets, liabilities, and cash flows of IMAKE have been excluded from the footnotes and the respective captions in the Consolidated Statements of Operations, Consolidated Balance Sheets and Consolidated Statements of Cash Flows, and have been reported through the date of disposition as "Loss from discontinued operations," "Net assets of discontinued operations," and "Net cash used by discontinued operations," for all periods presented.

    Summarized financial information for this discontinued operation is as follows (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                            ----------------------------
STATEMENTS OF OPERATIONS DATA                                  2001              2000
-----------------------------------------------------       ----------        ----------
Revenue..............................................       $    6,146        $    7,703
Net loss.............................................          (29,630)          (22,378)

                                                      DECEMBER 31,      DECEMBER 31,
                                                          2001              2000
                                                      ------------      -------------
BALANCE SHEET DATA
--------------------------------------------------
Current assets.....................................   $      1,546      $       1,640
Total assets.......................................          2,682             27,990
Current liabilities................................           (244)              (320)
Long-term liabilities..............................            -                  -
                                                      ------------      -------------
Net assets from discontinued operations............   $      2,438      $      27,670
                                                      ============      =============

(5) DISPOSAL OF NON-CORE ASSETS

    On May 23, 2001, the Company completed the sale of Exactis to Direct Marketing Technologies, Inc., a subsidiary of Experian. The purchase price was $15.25 million of which $1.5 million was deposited into escrow until August 2002 as security for the Company's indemnification obligations under the Stock Purchase Agreement and $1.75 million was retained as a prepayment for future services that are to be purchased by the Company from Experian pursuant to a services agreement that expires on December 31, 2002. The $1.5 million in escrow and $1.75 million prepayment were initially reflected as deferred gain on sale of subsidiary on the consolidated balance sheet. During 2001, the Company has been billed approximately $942,000 in services. Accordingly, the Company reduced the prepayment and deferred gain for such services which have been reflected as cost of revenues and gain on sale of subsidiary in the 2001 statement of operations. Through December 31, 2001, the sale has resulted in a loss of $4.4 million in the aggregate, not including the remainder of the aforementioned deferred gain of $2.3 million yet to be realized. The Company has reflected the remaining $0.8 million of prepaid services in prepaid and other current assets and the $1.5 million escrow amounts in restricted cash held in escrow on the consolidated balance sheet. Subsequent to the sale, Experian disputed the $1.5 million and subsequently settled (see note 14).

    Also during May 2001, the Company sold certain technology assets and intellectual property of Sabela and AwardTrack. The Company has retained the remaining assets of these subsidiaries. AwardTrack operations were closed in 2000 and the Company completed the shut down of the remaining operations of Sabela on September 30, 2001. Proceeds associated with these sales amounted to approximately $5.8 million before shut down and disposal costs. These sales resulted in approximately a $6.4 million gain.

(6) INVESTMENTS

    On December 30, 1998, the Company acquired a 10% equity interest in chinadotcom by issuing 203,851 shares of the Company's common stock, valued at approximately $6.6 million, plus $3 million in cash. In July 1999, the Company purchased an additional 450,000 shares for $9.0 million. In July 1999, chinadotcom completed its initial public offering. Accordingly, the Company's investment in chinadotcom was reclassified as an available-for-sale security and has been reflected at its fair market value from that date.

    On April 5, 1999, the Company entered into a securities purchase agreement with Network Commerce (formerly ShopNow.com). Pursuant to this agreement, 24/7 Real Media acquired approximately 18% of Network Commerce in exchange for consideration of $5.1 million in cash, 476,410 shares of 24/7 Real Media's common stock with a value equal to $23.6 million and 24/7 Real Media's investment in CardSecure. In September 1999, Network Commerce completed its initial public offering. Accordingly, the Company's investment in Network Commerce was reclassified as an available-for-sale security and has been reflected at its fair value from that date.

    On August 24, 2000, the Company acquired a 19.9% interest in 24/7 Media-Asia, a subsidiary of chinadotcom, in exchange for 2.5 million shares of the Company's common stock valued at $39.4 million. Pursuant to the exchange agreement, chinadotcom is entitled to one Class I member on the Company's board, with a term expiring in 2002. The Company cannot sell its interest in Media-Asia nor can chinadotcom sell any of the 2.5 million shares received for a period of twelve months. Each of the parties received the right of first refusal to purchase the others shares, except in the case of an IPO. The Company agreed to provide funding of up to approximately $2.0 million in additional capital in proportion to its equity interest, provided 24/7 Media-Asia's 80.1% stockholder, chinadotcom, provides up to approximately $8.0 million in additional capital. In addition, 24/7 Real Media received an option to put back the Company's shares in Media-Asia for approximately 1.8 million shares of chinadotcom (i) upon change of control of chinadotcom or (ii) upon the third anniversary of the agreement if an IPO of Media-Asia doesn't occur within conditions as specified in the agreement. The Company has recorded its investment in Media-Asia as a cost based investment.

    In August 2000, the Company acquired a 19.9% interest in AT-Asia, a subsidiary of chinadotcom, through the Company's subsidiary AwardTrack ("AT"). The Company and chinadotcom have committed to make a minimum investment of $4.0 million based on the Company's pro-rata shares. The Company is required to make an initial investment of approximately $0.2 million. In addition, the Company has the option to purchase within the first twelve months additional shares to increase the Company's ownership percentage to 45% in exchange for $1 million.

    The Company has entered into licensing and service agreements with Media-Asia relating to use of the 24/7 Media name, use of the 24/7 Mail brand and related technology and rights to sell associated suite of products, and service agreements to provide 24/7 Connect. The Company also entered into a license and service agreement with AT-Asia to use the AT technology and the AT products and rights to sublicense the AT technology and products to third party websites in the Territory, as defined in the agreement. The respective agreements call for exclusive licensing rights which would terminate if minimum revenue amounts aren't met or if meaningful operations are not established within a twelve month period. Many of these agreements call for upfront initial licensing fees. Due to the exclusive nature of these license arrangements, the Company is required to recognize any upfront licensing fees over the applicable licensing periods or the expected term of the agreement which ranges from three to five years. Upfront licensing fees under the respective agreements amounted to $0.8 million of which $0.5 million related to AwardTrack is currently in dispute. As of December 31, 2001, none of the upfront fees have been received and therefore are not reflected in the consolidated balance sheet or statement of operations. Some of the agreements also call for minimum royalty amounts. Some of the agreements also call for minimum royalty amounts.

    The Company and Media-Asia also agreed upon amounts still owed to the Company relating to Network royalties under the former agreement for all of 1999 and through December 31, 2000 of which $1.0 million has been received and is reflected in the consolidated statement of operations for the year ended December 31, 2000 since then no amounts have been received or reflected in our operating results. Minimum royalty amounts relating to the aforementioned agreements for the years ended December 31, 2001 and 2002 are $1.6 million and $2.4 million respectively.

    On December 15, 2000, in accordance with the Company's formal plan of restructuring, the Company abandoned operations of its subsidiary, Awardtrack. As a result, the Company is currently in breach of its licensing agreement and is in negotiations with chinadotcom to dissolve AT-Asia and eliminate any further funding requirements. It is not possible at this time to determine the extent of expenses related to this breach, if any, however the Company does not believe it to be material.

    During the fourth quarter of 2000, the Company wrote down certain of its investments and recognized impairment charges of approximately $101.4 million for other-than-temporary declines in value of certain investments. The Company's management made an assessment of the carrying value of its cost-based investments and determined that they were in excess of their carrying values due to the significance and duration of the decline in valuations of comparable companies operating in the Internet and technology sectors. The write downs of cost based investments were $73.9 million, of which $38.8 million related to Media-Asia, $23.5 million related to idealab!, $5.6 million to Naviant, $3.0 million to Bidland.com and $3.0 million in other investments. The Company's management also recognized that the decline in value of its available-for-sale investments in Network Commerce and i3Moble were other-than-temporary and recorded an impairment of $26.4 million and $1.1 million, respectively. These impairment charges are included in "Impairment of investments" within other income (expense) in the Company's 2000 consolidated statement of operations.

    As of December 31, 2001, no investments remain. Investments at December 31, 2000 are comprised of:

                                                                          2000
                                                                     --------------
                                                                     (IN THOUSANDS)
Available-for-sale securities, at fair value.....................    $        9,137
Investments, at cost.............................................             2,130
                                                                     --------------
         Total...................................................    $       11,267
                                                                     ==============

    During the year ended December 31, 2001, the Company sold all its remaining shares of chinadotcom stock at prices ranging from $2.00 to $7.69 per share. The shares had a cost basis of $1.7 million, which resulted in a gain of approximately $4.6 million. The Company also sold its interest in Idealab for $2.5 million resulting in a gain of approximately $0.9 million. In addition, the Company sold all of its investments in Network Commerce and i3Mobile, which resulted in proceeds of $0.6 million and a loss of approximately $0.5 million.

    During the year ended December 31, 2000, the Company sold approximately
5.2 million shares of chinadotcom stock at prices ranging from $6.63 to $40.48 per share. The shares had a cost basis of $13.8 million, which resulted in a gain on sale of investments of approximately $52.1 million. At December 31, 2000, the Company's available-for-sale investments of $9.1 million is comprised of the following: $5.5 million relating to approximately
1.2 million shares of chinadotcom; $3.2 million relating to approximately 4.3 million shares of Network Commerce, and $0.4 million relating to approximately 94,000 shares of i3Mobile.

(7) RESTRUCTURING CHARGE

    During the years ended December 31, 2001 and 2000, restructuring charges of approximately $18.2 million and $11.7 million, respectively, were recorded by the Company in accordance with the provisions of EITF 94-3, and Staff Accounting Bulletin No. 100. The Company's restructuring initiatives in 2001 were to reduce employee headcount, consolidate operations and reduce office space in order to better align its sales, development and administrative organization and to position the Company for profitable growth consistent with management's long-term objectives. The 2001 restructurings involved the involuntary termination of approximately 150 employees, the exiting of two offices, a reduction of space at two additional offices, and the abandonment of our Connect adserving solution. The $18.2 million charge consists of severance of $2.2 million, acceleration of restricted stock grants of $0.1 million, office closing costs of $0.2 million, disposal of fixed assets related to offices of $1.2 million, disposal of fixed assets related to Connect of $13.9 million, and other exit costs of $1.2 million primarily related to contracts for Connect. In addition, the Company acquired a restructuring reserve of $4.5 million related to Real Media operations. As a result of the sale of Exactis, the unutilized portion of their provision amounting to $0.6 million was reversed. The restructuring charge includes non-cash charges of approximately $15.1 million.

    The 2000 restructuring involved the involuntary termination of approximately 200 employees, the exiting of six sales office locations, a significant reduction of space at two additional offices, and the abandonment of the Company's AwardTrack subsidiary. As of December 31, 2000, the Company entered into negotiations to sell Sabela and recorded its assets at their estimated realizable value. The Company recorded a $11.7 million charge to operations consisting of severance of approximately $3.2 million, lease exit costs of approximately $1.7 million, acceleration of restricted stock grants of approximately $0.9 million and the write down of assets to net realizable value primarily related to AwardTrack and Sabela and certain leasehold improvements of $5.5 million, and other exit costs of approximately $0.4 million. This amount includes non-cash charges of approximately $6.4 million.

    The following sets forth the activities in the Company's restructuring reserve which is included in accrued expenses in the 2001 consolidated balance sheet:

                                                                     CURRENT YEAR
                                        BEGINNING                     PROVISION/       CURRENT YEAR       ENDING
                                         BALANCE       ACQUIRED        REVERSAL        UTILIZATION       BALANCE
                                        ---------      --------      ------------      ------------      -------
Employee termination benefits.......    $   2,446      $  3,110      $      2,175      $      5,242      $ 2,489
Acceleration of restricted stock....          -             -                 105               105          -
Office closing costs................        1,738           218              (445)            1,245          266
Disposal of assets..................          -              -             15,062            15,062          -
Other exit costs....................          309         1,184             1,245             1,226        1,512
                                        ---------      --------      ------------      ------------      -------
                                        $   4,493      $  4,512      $     18,142      $     22,880      $ 4,267
                                        =========      ========      ============      ============      =======

(8) INCOME TAXES

    The following is a breakdown of the Company's source of loss for income tax purposes:

                                                    YEARS ENDED DECEMBER 31,
                                             ----------------------------------------
                                               2001           2000            1999
                                             --------       --------        --------
                                                         (IN THOUSANDS)
U.S. loss...............................     $168,671       $762,074        $ 28,932
Foreign loss............................       30,924         17,848          10,130
                                             --------       --------        --------
                                             $199,595       $779,922        $ 39,062
                                             --------       --------        --------

     At December 31, 2001, the Company had approximately $173.4 million for continuing operations and $1.3 million for discontinued operations of US net operating loss carryforwards and $1.1 million of foreign net operating loss carryforwards, and a net capital loss carryforward of at least $56.8 million. Foreign net operating loss carryforwards have been reduced to reflect the disposition of the international operations of 24/7 Europe NV. The company's net operating loss carryforwards expire in various years through 2021, and the net capital loss carryforwards expire in 2006. As a result of various equity transactions during 2000, 1999 and 1998, management believes the Company has undergone an "ownership change" as defined by section 382 of the Internal Revenue Code. Accordingly, the utilization of substantial part of the net operating loss carryforward are limited.

    The tax effects of temporary differences and tax loss carryforwards that give rise to significant portions of federal and state deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are presented below.

                                                                       2001             2000
                                                                    ----------       ----------
                                                                          (IN THOUSANDS)
Deferred tax assets:
    Net capital loss carryforward............................       $   69,596       $   47,370
    Net operating loss carryforward..........................           22,706                -
      Deferred revenue.......................................              160                -
      Reserve for sales allowance............................              277              487
      Accounts receivable principally due to
        allowance for doubtful accounts......................              527            1,237
      Amortization of goodwill and other intangibles.........            1,383            1,451
      Accrued compensation...................................            1,175            1,327
      Accrued restructuring..................................            1,328            1,707
      Stock option expenses..................................            4,330            5,012
      Plant and equipment, principally due to
        differences in depreciaiton..........................              644           (1,500)
      Deferred Gain on Sale of Subsidiary....................              920                -
      Other..................................................               19               19
                                                                    ----------       ----------
Gross deferred tax assets....................................          103,065           57,110
Less:  valuation allowance...................................         (103,063)         (52,988)
                                                                    ----------       ----------
      Net deferred tax assets................................                2            4,122

Deferred tax liabilities:
      Unrealized gain on marketable securities...............               -            (2,330)
      Deferred revenue.......................................               -            (1,787)
      Other..................................................               (2)              (5)
      Gross deferred tax liabilities.........................               (2)          (4,122)
                                                                    ----------       ----------
      Net deferred tax asset (liability).....................       $       -        $       -
                                                                    ==========       ==========



    The gross deferred tax assets as of December 31, 2001 and 2000 consist of $100,455 and $55,145 of gross deferred tax assets from continuing operations and $2,610 and $1,965 of gross deferred tax assets from discontinued operations, respectively. The reduction in gross deferred tax assets due to the treatment of IMAKE as a discontinued operation also results in a reduction in the valuation allowance as of December 31, 2001 and 2000 of $2,610 and $1,965, respectively.

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning in making these assessments.

    Due to the Company's history of operating losses and the Section 382 limitation, there is substantial uncertainty surrounding whether the Company will ultimately realize its deferred tax assets. Accordingly, these assets have been fully reserved. During 2001 and 2000, the valuation allowance increased by $50.1 million and by $41.1 million respectively. Of the total valuation allowance of $103.1 million, tax benefits recognized in the future of approximately of $4.6 million will be applied directly to additional paid-in capital. This amount relates to the tax effect of employee stock option deductions included in the Company's net operating loss carryforward.

(9) RELATED PARTY INSTRUMENTS

LOAN PAYABLE

    In conjunction with the merger with Real Media, the Company also guaranteed a Promissory Note for $4.5 million issued by Publigroupe as of the acquisition date, which is to be used in accordance with Real Media's restructuring plan and in payment of transactional bonuses. The restructuring plan provides for office closings, workforce reduction and other related obligations (see note 7 for details). The note bears interest at 4.5% and principal and interest are due on October 30, 2006. In addition, in accordance with the Real Media purchase agreement in January 2002, the Company received cash of $1.5 million and signed a promissory note bearing interest at 6%, with interest and principal due in January 2006. If the Company achieves certain target operating results for the three months ended March 31, 2002 it will be entitled to receive another $1.5 million in the form of a 6% three year promissory note.

RECEIVABLE FROM PUBLIGROUPE

    As of December 31, 2001, the Company has a $0.6 million receivable from a wholly owned subsidiary of Publigroupe, a principle stockholder.

(10) EQUITY INSTRUMENTS

WARRANTS

    As of February 24, 1998, Interactive Imaginations and an executive officer entered into a Confidential Separation Agreement and General Release ("Release Agreement") pursuant to which the executive officer's employment with Interactive Imaginations was terminated. The terms of the Release Agreement generally provide that the executive officer and Interactive Imaginations agreed to release and discharge the other party (and its successors and assigns) from all causes of action, claims, judgments, obligations, damages or liabilities. Interactive Imaginations agreed to issue to the executive officer Class C Warrants to purchase up to 625,000 shares of common stock at an exercise price of $3.81 per share. Accordingly, the Company recorded $450,000 of expense during the first quarter of 1998 in connection with this transaction based upon an independent valuation of the Class C Warrants. In addition, Interactive Imaginations agreed to extend the term from January 31, 2000 to January 31, 2005 in respect of a fully vested option held by the executive officer to purchase 13,000 shares of Interactive Imaginations common stock at $1.72 per share. During January 1999, the executive officer exercised his Class C Warrants to purchase 625,000 shares of common stock in exchange for 546,775 shares of common stock in a cashless exercise.

    In February 1998, the Company issued to a consultant a warrant to purchase 28,750 shares of common Stock at an exercise price of $3.48 per share in exchange for services. Under the terms and conditions of the Securities Purchase Agreement (as determined by negotiations among the parties to such agreement), such warrants were converted into 12,650 shares of common stock. The Company recorded compensation expense of $20,000, based upon the fair market value ($1.60 per common share as determined by an independent valuation of the Company's Common Stock) of the 12,650 shares of common stock into which the warrants were converted under the terms and conditions of the Securities Purchase Agreement.

    Upon consummation of the agreement and plan of merger ("II Merger") to acquire all of the outstanding stock of Intelligent Interactions in April of 1998, each share of common stock of Intelligent Interactions was converted into approximately 16.3 shares of common stock, 2.3 Class A Warrants, 2.3 Class B Warrants and 1.2 Class C Warrants of the Company. Therefore, the Company issued 949,242 shares of common stock, 265,212 of Class A Warrants, 265,212 of Class B Warrants and 136,553 of Class C Warrants. The warrants have exercise prices of $7.62, $11.42 and $3.81 per share, respectively and expire in five years. The Company's Class A, B, and C Warrants were determined to have a fair value of $0, $0, and $0.72 per share, respectively, using the Black-Scholes Option Model and supported by an independent valuation of the Warrants issued in the transaction. Each share of Preferred Stock, Series A Preferred Stock, Series AA Preferred Stock or Series AAA Preferred Stock of Intelligent Interactions was converted to approximately 18 shares of Mandatorily Redeemable Convertible Preferred Stock--Series A, par value $.01 per share, 2.7 Class A Warrants, 2.7 Class B Warrants and 1.4 Class C Warrants of the Company.

    In March 1999, the Company issued warrants to purchase up to 150,000 shares of common stock to NBC-Interactive Neighborhood as part of a three-year exclusive agreement to sell advertising on NBC Network television stations and their associated Web sites at the local market level. In October 1999, the Company issued warrants to purchase up to 150,000 shares of the Company's common stock to AT&T WorldNet Service as part of a 15-month extension, plus a one-year renewal option of the current strategic agreement.

    In March 2001, the Company issued warrants to purchase up to 200,000 shares of common stock at $.70 per share to Pacific Crest Securities, Inc. and Maya Cove Holdings, Inc. as part of the Common Stock Purchase Agreement. The fair value of the warrants relating to the term of the common stock purchase agreement for the purchase of the 200,000 shares were valued at approximately $0.1 million based on a Black Scholes pricing model. The warrants were immediately charged to operations and included in general and administrative expense in the 2001 consolidated statement of operations. The Black-Scholes pricing model was used with the following assumptions at the date of issuance: risk free interest rate of 4.59%, dividend yield of 0%, expected life of 3 years and volatility of 150%.

    In September 2001, the Company issued warrants to purchase up to 1,000,000 shares of common stock at $.15 cent per share to Lazard Freres & Co. LLC as a settlement for services associated with the sale of Exactis. The fair value of the warrants relating to the term of the common stock purchase agreement for the purchase of the 1,000,000 shares were valued at approximately $0.1 million based on a Black Scholes pricing model. The warrants were immediately charged to operations and included in the gain on sale of assets in the 2001 consolidated statement of operations. The Black-Scholes pricing model was used with the following assumptions at the date of issuance: risk free interest rate of 3.74%, dividend yield of 0%, expected life of 3.25 years and volatility of 150%.

    Warrant activity during the periods indicated is as follows:

                                                                                       WEIGHTED
                                                                                   AVERAGE EXERCISE
                                                                      WARRANTS          PRICE
                                                                    ------------   ----------------
Outstanding at December 31, 1998.............................          3,802,985               8.32
Granted......................................................            300,000              29.44
Exercised....................................................           (796,300)              4.54
Canceled.....................................................                -                  -
                                                                    ------------   ----------------
Outstanding at December 31, 1999.............................          3,306,685              11.17
Granted......................................................                -                  -
Assumed in acquisition.......................................            154,303               8.38
Exercised....................................................           (398,759)              8.68
Canceled.....................................................           (225,000)             30.57
Outstanding at December 31, 2000.............................          2,837,229              11.57
Granted......................................................          1,200,000               0.24
Exercised....................................................                -                  -
Canceled.....................................................            (16,817)              9.96
                                                                    ------------   ----------------
Outstanding at December 31, 2000.............................          4,020,412   $           6.95
                                                                    ============   ================

    Warrants generally expire five years from the date of grant.

COMMON STOCK

    On May 3, 1999, the Company completed a secondary offering of the Company's common stock. In this offering, the Company sold 2,339,000 primary shares, and selling shareholders sold 1,161,000 shares. Net proceeds for the sale of primary shares was approximately $100.5 million.

    On January 18, 2000, the Company issued 31,000 shares of common stock to employees of the Company valued at approximately $1.5 million and accrued $0.3 million in related taxes. The related compensation expense of approximately $1.8 million is included as part of stock-based compensation in the 2000 statement of operations, however, it would normally be reported as $0.7 million in general and administrative and $1.1 million in sales and marketing expenses.

    On May 23, 2000, the Company offered certain members of management the option of exchanging their January 1, 2000 option grants for restricted stock in a ratio of one share for three options. As a result, the Company cancelled 832,500 options and issued approximately 285,000 shares of restricted stock to these employees of the Company, which vest over a period of three to four years. Such grants resulted in a deferred compensation expense of approximately $4.5 million, which is being amortized over the vesting period of those shares. As of December 31, 2001 and 2000, 177,425 and 47,044, respectively, of the 285,000 shares were granted to employees according to their vesting schedule. As part of the restructuring in November 2000, certain employees with restricted stock were terminated. The restricted stock held by the terminated employees vested immediately, resulting in a charge of approximately $0.9 million which has been reflected in "Restructuring and exit costs" in the consolidated statement of operations (see note 7).

    On June 28, 2000, pursuant to shareholder approval, the Company amended its Certificate of Incorporation to increase the authorized number of shares of its common stock to 140,000,000 shares.

    On October 24, 2000, the Company issued 62,921 shares to investment bankers for services rendered in connection with the acquisition of WSR. The value of these shares was approximately $335,000.

    The Company also issued shares of common stock as part of the purchase price for various acquisitions and investments as discussed in Notes 2 and 5, respectively.

    On March 23, 2001, the Company issued 710,000 shares of common stock to employees of the Company for meeting the earn-out provisions in the WSR merger agreement, as amended. The related compensation expense of approximately $0.2 million is reflected as stock based compensation expense in the consolidated statements of operations. Substantially all of these shares were returned as part of the settlement with the former principal stockholders on September 25, 2001.

    On May 19, 2001, the Company issued 1.0 million shares of common stock on behalf of 24/7 Europe NV as settlement for terminating the Kendro acquisition agreement. A non-cash charge of approximately $490,000 is reflected in loss from discontinued operation in the 2001 consolidated statements of operations.

    On September 25, 2001, the Company entered into a Settlement and Mutual release agreement with the former principal shareholders of Website Results, Inc., which resulted in the return to the Company of approximately 3.3 million shares of common stock previously reflected as outstanding. These shares were immediately retired and are no longer reflected as issued or outstanding.

    Shares reserved for future issuance as of December 31, 2001 are as follows:

                                                                                  RESERVED SHARES
                                                                                  ---------------
Reserved for issued and outstanding Class A Warrants...........................         1,324,608
Reserved for issued and outstanding Class B Warrants...........................         1,341,818
Reserved for issued and outstanding Class C Warrants...........................            29,830
Reserved for issued and outstanding unclassified warrants......................         1,324,156
Reserved for stock incentives under the 1998 Stock Incentive Plan..............         9,901,317
Reserved for stock incentives under the 2001 Stock Incentive Plan..............         2,494,812

COMMON STOCK PURCHASE AGREEMENT

    On March 21, 2001, the Company entered into a Common Stock Purchase Agreement and a Registration Rights Agreement with Maya Cove Holdings Inc. ("Maya"). Pursuant to the terms of these agreements, beginning on the date that a registration statement covering a number of shares estimated to be issued under the Common Stock Purchase Agreement is declared effective by the SEC, and continuing for 18 months thereafter, the Company has the right, but not the obligation, subject to the satisfaction or waiver of certain conditions as set forth in the Common Stock Purchase Agreement, to sell its common stock to Maya pursuant to such periodic draw downs as the Company may elect to make (the "Equity Line"). Maya will purchase such shares at a discount of between 3.0% and 3.5%, depending on the market capitalization of the Company's outstanding common stock at the time of issuance. The minimum amount that may be drawn down at any one time is $250,000. As of December 31, 2001, management estimates that the maximum potential draw down is approximately $2.0 million. To date, no amounts have been drawn under this facility.

    In conjunction with this agreement the Company issued to Maya and Pacific Crest Securities, Inc., who acted as the Company's financial advisors, warrants to purchase up to 100,000 shares each of the Company's Stock. The fair value of the warrants relating to the term of the common stock purchase agreement for the purchase of the 200,000 shares were valued at approximately $0.1 million based on a Black Scholes pricing model. The warrants were immediately charged to operations and included in general and administrative expense in the 2001 consolidated statement of operations. The Black-Scholes pricing model was used with the following assumptions at the date of issuance: risk free interest rate of 4.59%, dividend yield of 0%, expected life of 3 years and volatility of 150%.

(11) STOCK INCENTIVE PLAN

    During 1998, the board of directors and stockholders of the Company approved the 1998 Stock Incentive Plan as amended (the "Plan"). The following is a summary of the material features of the Plan. This Plan replaced the 1995 Stock Option Plan--Amended, which had been established in 1995 and amended in 1996.

    All employees of and consultants to the Company are eligible under the Plan. Eligibility under the Plan shall be determined by the Stock Incentive Committee. The Plan provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and non-qualified stock options; (ii) stock appreciation rights, in tandem with stock options or free standing; and (iii) restricted stock. In addition, the Plan provides for the non-discretionary award of stock options to non-employee directors of the Company.

    The Plan allows for an automatic increase in the shares available for issuance under the Plan on the first trading day of each calendar year, beginning with 2001 by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year, not to exceed 1,750,000 shares in any given year.

    As a result of the acquisition of Exactis, the Company acquired Exactis' 1996, 1997 and 1999 stock option plans (the "Exactis Plans"). No further options will be granted under these plans. As a result of the sale of Exactis these plans were terminated and no options are currently outstanding under these plans.

    During 2001, the total number of options that may be issued or used for reference purposes pursuant to the Plan was increased to 8,860,855. The amount was increased by 109,331 for the pooling with Sift and 77,134, 297,000, 42,299,

88,698, 76,750, and 349,250 for the acquisitions of ConsumerNet, IMAKE, Sabela, AwardTrack, iPromotions and WSR, respectively, for a total of 9,901,317.

    On January 1, 2002, in accordance in the terms of the Plan, shares available under the Plan were increased by 1,485,230. The maximum number of shares of common stock subject to each of stock options or stock appreciation rights that may be granted to any individual under the Plan is 250,000 for each fiscal year during the term of the Plan. If a stock appreciation right is granted in tandem with a stock option, it shall be applied against the individual limits for both stock options and stock appreciation rights, but only once against the maximum number of shares available under the Plan.

    On January 2, 2001, the Board of Directors of the Company approved the 24/7 Real Media, Inc. 2001 Stock Incentive Plan for Non-Officers ("2001 Plan"). All employees of and consultants to the Company and its affiliates are eligible to be granted non-qualified stock options under this plan, provided that such persons are not officers. Eligibility under the 2001 Plan and award amounts shall be determined by the Stock Incentive Committee. A maximum of 2.5 million shares of common stock may be issued or used for reference purposes pursuant to the 2001 Plan. The maximum number of shares of common stock subject to each stock option grant to any individual under the 2001 Plan is 250,000 for each fiscal year during the term of the plan.

    On February 26, 2001, the Board of Directors and stockholders of the Company approved the 24/7 Real Media, Inc. 2001 Equity Compensation Plan ("2001 Equity Plan"), to offer and issue to certain employees, former employees, advisors and consultants of the Company and its affiliates common stock of the Company in payment of amounts owed by the Company to such third parties. The aggregate number of shares of common stock that may be issued shall not exceed 1.25 million shares.

    The per share weighted-average fair value of stock options granted during 2001, 2000 and 1999 was $0.43, $24.17 and $22.21, respectively, on the date of grant using the Black-Scholes method with the following weighted-average assumptions: 2001--risk-free interest rate 4.59%, and an expected life of 4 years; 2000--risk free interest rate 4.61%, and an expected life of 4 years; and 1999--risk-free interest rate 6.58%, and an expected life of 2 years or 4 years, depending on the option grant. For option grants in 1998 subsequent to the Company's August 1998 IPO, a volatility factor of 150% was used. For option grants in 1999, a volatility factor of 99% was used for 4-year grants and 101% for 2-year grants. For options granted in 2000 and 2001, a volatility factor of 150% was used.

    Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss attributable to common stockholders would have been increased to the pro forma amounts indicated below:

                                                                     2001           2000          1999
                                                                 ------------   ------------  ------------
                                                                   (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net loss attributable to common stockholders:
  As reported .................................................  $   (199,595)  $   (779,922) $    (39,062)
  Pro forma ...................................................      (228,901)      (825,962)      (52,003)
Net loss per share:
  As reported .................................................  $      (4.49)  $     (23.38) $      (1.96)
  Pro forma ...................................................         (5.15)        (24.76)        (2.60)

 Stock option activity during the periods indicated is as follows:

                                                                                       WEIGHTED AVERAGE
                                                                      OPTIONS           EXERCISE PRICE
                                                                   -------------      ------------------
Outstanding at December 31, 1998 ...............................      1,674,002                     6.28
Granted ........................................................      2,659,791                    32.18
Exercised ......................................................       (631,221)                    4.85
Canceled  ......................................................       (438,957)                   18.43
                                                                   ------------       ------------------
Outstanding at December 31, 1999 ...............................      3,263,615                    25.85
Granted  .......................................................      6,199,003                    20.63
Exercised ......................................................       (335,758)                   15.50
Canceled .......................................................     (2,205,765)                   35.62

Outstanding at December 31, 2000 ...............................      6,921,095                    20.29
Granted ........................................................      6,283,400                     0.28
Exercised ......................................................        (18,762)                    0.53
Canceled .......................................................     (8,919,323)                    9.45
                                                                   ------------       ------------------
Outstanding at December 31, 2001 ...............................      4,266,410       $            10.50
                                                                   ============       ==================

Vested at December 31, 2000 ...................................       1,700,319       $            19.10
                                                                   ============       ==================
Vested at December 31, 2001 ...................................       2,687,509       $             9.54
                                                                   ============       ==================
Options available for grant at December 31, 2001 ..............       7,106,557
                                                                   ============

    The following table summarizes information about stock options outstanding at December 31, 2001:

(12) SUPPLEMENTAL CASH FLOW INFORMATION

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    During 2001, 2000, and 1999, the amount of cash paid for interest was $18,000, $47,000 and $68,000, respectively.

NON-CASH FINANCING ACTIVITIES

    Warrants to purchase 398,759 shares of the Company's common stock at an average of $8.68 per share were exercised during the year ended December 31, 2000 in exchange for 359,839 shares of the Company's common stock in cashless exercises of warrants.

    Warrants to purchase 625,000 shares of the Company's common stock at $3.81 per share were exercised in January 1999 in exchange for 546,775 shares of the Company's common stock in a cashless exercise of warrants. During September 1999, warrants to purchase 134,382 shares of the Company's common stock at prices ranging from $3.81 to $11.42 were exchanged in a cashless exercise for 101,074 shares of the Company's common stock

    During 1999 and 2000, the Company entered into capital leases for equipment of approximately $85,000 and $250,000, respectively.

(13) 401(K) PLAN

    The Company established a 401(k) Plan on January 1, 1999, that is available to all employees after six months of employment. Employees may contribute up to 20% percent of their salary and the Company does not currently match employee contributions. The only expense the Company incurred in 1999 related to the 401(k) Plan was for administrative services, which were not material.

(14) COMMITMENTS AND CONTINGENCIES

COMMITMENTS

    The Company leases various facilities and certain equipment under operating lease agreements. These lease agreements include the space for the Company's corporate headquarters, the Company's sales offices and various types of equipment for varying periods of time, with the last lease expiring in March 2010. Rent expense from all operating leases amounted to $4.4 million, $6.8 million and $3.0 million for the years ended 2001, 2000 and 1999, respectively.

    Future minimum payments under noncancelable operating leases and capital leases at December 31, 2001 are as follows:

                                                            CAPITAL LEASES          OPERATING LEASES
                                                            --------------          ----------------
                                                                         (IN THOUSANDS)
Year Ending December 31,
2001 ...................................................    $           55          $          3,124
2002 ...................................................                55                     2,878
2003 ...................................................                55                     2,639
2004 ...................................................                13                     2,445
2005 ...................................................               -                       1,825
Thereafter .............................................               -                       4,012
                                                            --------------          ----------------
Total minimum lease payments ...........................    $          178          $         16,923
                                                                                    ================
Less amount representing interest ......................                24
                                                            --------------
Present value of minimum lease payment .................    $          154
                                                            ==============
Less current portion ...................................                42
                                                            --------------
Long-term portion ......................................    $          112
                                                            ==============

    The Company's ad serving system is housed at Exodus in two primary locations. The agreements provide for Internet connectivity services, the lease of certain hardware, the licensing of certain software, and the lease of secure space to store and operate such equipment. Projected payments for 2002 are approximately $1.0 million.

    The Company has various employment agreements with employees, the majority of which are for one year with automatic renewal. The obligation under these contracts is approximately $2.8 million for 2002 salary and performance based targeted bonuses. All European employees have employment contracts as required by local law. The majority of these contracts allow for resignation or termination by either party at any time, according to the notice period provisions contained in the employment contracts, or according to the minimum notice period as mandated by local law. The contracts, or if no expressed provision is included in the contract, local law, also require severance for involuntary terminations ranging from one to six months. As of January 31, 2002, there were approximately 80 employees in Europe whose annualized base salaries were approximately $3.1 million.

LITIGATION

EXCHANGE OF PATENT RIGHTS, NET

    In December 1999, DoubleClick, Inc. filed a patent infringement lawsuit against our subsidiary, Sabela Media, Inc., in the United States District Court for the Southern District of New York. The suit alleged that Sabela was infringing, and inducing and contributing to the infringement by third parties of a patent held by DoubleClick entitled "Method for Delivery, Targeting and Measuring Advertising Over Networks". DoubleClick was seeking treble damages in an unspecified amount, a preliminary and permanent injunction from further alleged infringement and attorney's fees and costs. On May 4, 2000, we filed suit in the U.S. District Court for the Southern District of New York against DoubleClick Inc. alleging infringement by DoubleClick of our U.S. Patent No. 6,026,368, entitled "On-Line Interactive System and Method for Providing Content and Advertising Information to a Targeted Set of Viewers."

    On November 6, 2000, the Company and DoubleClick, Inc settled the DoubleClick, Inc. v. Sabela Media, Inc. and 24/7 Media, Inc. v. DoubleClick, Inc. patent litigation. Both lawsuits have been dismissed with prejudice. As part of the settlement, 24/7 Media and DoubleClick have granted each other certain rights in certain of their respective patents. Under the settlement agreement, no other terms of the settlement were disclosed. Proceeds were recorded net of related legal expenses in the fourth quarter. As a result of the agreement, $4.1 million is included in "Gain on exchange of patent rights, net" in the 2000 consolidated statement of operations.

    On February 6, 2002, the Company filed a summons and complaint against ValueClick, Inc. and its subsidiary, Mediaplex, Inc., alleging that they infringe U.S. Patent No. 6,026,368 entitled "On-line System and Method for Providing Content and Advertising Information to a Targeted Set of Viewers." The complaint seeks monetary damages, injunctive relief, and recovery of attorneys' fees and costs.

    On February 21, 2002, ValueClick, Inc. and Mediaplex, Inc. filed a complaint against the Company seeking a declaratory judgment that U.S. Patent No. 6,026,368 entitled "On-line System and Method for Providing Content and Advertising Information to a Targeted Set of Viewers" is invalid, unenforceable and not infringed by ValueClick and Mediaplex. The complaint also seeks injunctive relief and recovery of attorneys' fees.

    On February 13, 2002, the Company filed a summons and complaint against Advertising.com, Inc. alleging that Advertising.com, Inc. infringes U.S. Patent No. 6,026,368 entitled "On-line System and Method for Providing Content and Advertising Information to a Targeted Set of Viewers." The complaint seeks monetary damages, injunctive relief, and recovery of attorneys' fees and costs. The Company has provided a copy of the summons and complaint to Advertising.com, but has not yet formally served them. In response to the receipt of the summons and complaint, Advertising.com has requested certain information from the Company with respect to the Company's infringement assertion in order to assess the possibility of settlement.

    Six former employees of the Company's Sabela subsidiary in France have commenced proceedings alleging that they were terminated without good reason and asserting damages. DoubleClick, Inc. is named as a co-defendant in these cases and the Company is obligated to indemnify DoubleClick against any damages that may arise from them. The Company is in settlement discussions and does not expect the settlement amount to have a material adverse impact on the Company.

    In September 2001, the Company received a letter from Experian Marketing Solutions, Inc. ("Experian") alleging that the Company made certain misrepresentations and omissions in connection with the Stock Purchase Agreement relating to the sale of the Company's Exactis.com subsidiary to Experian in May 2001. Experian alleged that the Company knew that certain customers of Exactis had terminated or materially altered their relationship with Exactis prior to the closing and failed to disclose this information to Experian. Experian attributed at least $2.0 million of decreased Exactis revenues to the accounts that were allegedly terminated or altered prior to the closing. Experian had commenced an arbitration hearing before the American Arbitration Association, seeking to claim $1.5 million that is scheduled to be held in escrow by Bank One (the "Escrow Agent) through August 2002 as security for the representations and warranties made under the Stock Purchase Agreement. The Company and Experian reached a settlement agreement whereby the Company authorized the escrow agent to release $750,000 to Experian, and Experian authorized the escrow agent to release the remaining balance of approximately $780,000 to the Company. As of March 28, 2002, the funds have been released.

    The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operations or liquidity.

(15) SEGMENTS

    On October 30, 2001, the Company merged with Real Media. As a result of this merger and the restructuring performed by both companies, the Company has changed how it operates its businesses and views its reportable segments. Based on these operational changes the consolidated financial statements presented have been restated to reflect these new reportable segments. The Company's business is currently comprised of two reportable segments: integrated media solutions and technology solutions. The integrated media solutions segment generates the majority of its revenues by delivering advertisements and promotions to affiliated Web sites, search engine traffic delivery and marketing services to target online users compiled by list management. The technology solutions segment generates revenue by providing third party ad serving, software, email delivery service bureau, broadband software solutions and technology services. The Company's management reviews corporate assets and overhead expenses for each segment. The summarized segment information as of and for the three years ended December 31, 2001, are as follows:

                                                      INTEGRATED
                                                         MEDIA          TECHNOLOGY
                                                       SOLUTIONS         SOLUTIONS               TOTAL
                                                     ------------      ------------           ------------
                                                                      (IN THOUSANDS)
2001
Revenues ..........................................  $     36,470      $      9,760           $     46,230
Segment loss from operations ......................      (135,116)           (6,995)              (142,111)
Amortization of goodwill,
intangibles and advances ..........................        13,088               999                 14,087
Impairment of intangible assets ...................        52,206             4,501                 56,707
Total assets ......................................        29,936            12,970                 42,906

2000
Revenues ..........................................  $    121,867      $     16,503           $    138,370
Segment loss from operations ......................      (175,339)         (514,337)              (689,676)
Amortization of goodwill,
intangibles and advances ..........................        39,575            71,400                110,975
Impairment of intangible assets ...................        79,718           415,140                494,858
Total assets ......................................       153,230            47,836                201,066

1999
Revenues ..........................................  $     84,352      $        -             $     84,352
Segment loss from operations ......................       (32,801)              -                  (32,801)
Amortization of goodwill,
 intangibles and advances .........................        15,627               -                   15,627
Total assets ......................................       527,854               -                  527,854


Not included in the segment assets are $2,682 and $50,777 of assets of discontinued operations for 2001 and 2000, respectively.

                                          US         INTERNATIONAL       TOTAL
                                     -------------   -------------   --------------
                                                     (IN THOUSANDS)
2001
Revenues  .......................    $      40,619   $       5,611   $       46,230
Long-lived assets  ..............            9,137           9,701           24,014

2000
Revenues ........................    $     132,604   $       5,766   $      138,370
Long-lived assets  ..............          162,610          26,145          188,755

1999
Revenues ........................    $      83,133   $       1,219   $       84,352
Long-lived assets ...............          446,375           6,001          452,376


    Prior to 1999, the Company operated only in the United States. In 1999, the Company acquired subsidiaries in Canada and Europe, which operate as part of the global network business. In August 2001, the Company announced it was ceasing funding of its European division and has reflected its operations as a discontinued operation (see note 4).

(16) VALUATION AND QUALIFYING ACCOUNTS

                                              BALANCE AT      ADDITIONS                                 BALANCE AT
                                             BEGINNING OF     CHARGED TO                                  END OF
                                                PERIOD         EXPENSE     DEDUCTIONS    DISPOSALS         PERIOD
                                             ------------    -----------   ----------    ---------      -----------
2001
Allowance for doubtful accounts ..........   $      4,631    $     5,321   $   (7,880)   $    (274)     $     1,798
Reserve for sales allowance ..............          1,117          1,296         (866)        (852)             695
                                             ------------    -----------   ----------    ----------     -----------
  Total ..................................   $      5,748    $     6,617   $   (8,746)     $ (1,126)    $     2,493

2000
Allowance for doubtful accounts ..........   $      1,084    $     9,807   $   (6,260)                  $     4,631
Reserve for sales allowance ..............          1,223            402         (508)                        1,117
                                             ------------    -----------   ----------                   -----------
  Total ..................................   $      2,307    $    10,209   $   (6,768)                  $     5,748

1999
Allowance for doubtful accounts ..........   $        268    $       985   $     (169)                  $     1,084
Reserve for sales allowance ..............            368          1,120         (265)                        1,223
                                             ------------    -----------   ----------                   -----------
  Total ..................................   $        636    $     2,105   $     (434)                  $     2,307

(17) SUBSEQUENT EVENTS

OPTION GRANTS

As of January 2, 2002, the Company granted approximately 6.4 million stock options under the 1998 Stock Incentive Plan and 1.5 million stock options under the 2001 Stock Incentive Plan for Non-officers to employees at exercise prices based on the fair market value of the Company's common stock at the respective dates of grant.

Stock Based Compensation

During the first quarter of 2002, approximately 49 employees including members of senior management agreed to receive between 5-20% of their compensation in the form of the Company's common stock in lieu of cash. As a result, approximately 611,000 shares will be issued by March 31, 2002.

Sale of IMAKE

On January 22, 2002, the Company completed the sale of its wholly owned subsidiary, IMAKE Software & Services, Inc, to Schaszberger Corporation, the previous owner and officer of IMAKE. Under the terms of the sale, the purchase price payable by the buyer was approximately $6.5 million for the stock of IMAKE of which $2.0 million was in the form of a 6% four year secured note, approximately $500,000 in cash consideration, a potential earnout of up to $4 million over the next three years based on gross revenue as defined in the agreement and Series A preferred stock of Schaszberger Corp which as of the closing date represented 19.9% of the buyer. The Note secured by certain assets of IMAKE is guaranteed by Schaszberger Corporation. In the event that the earnout is not met within the three year period, the Company is entitled to receive a $1.00 Warrant for common stock equivalent to the difference between $3.0 million and actual earn out paid to date. The shares to be received is based on a third party outside valuation of the Buyer at December 31, 2005 and a ratio set forth in the agreement. The consideration paid to the Company was determined as a result of negotiations between the buyer and the Company. The Company has discounted the note receivable and recorded the net present value of the earnout based on its estimates of projected revenues and reflected $0.5 million and $1.5 million, respectively. In accordance with SFAS 144, IMAKE has been treated as a discontinued operation. The $2.4 million expected to be received from the sale is reflected as $1.5 million in net current assets of discontinued operations, $1.1 million in net long-term assets of discontinued operations, less $0.2 million in net current liabilities of discontinued operations on the consolidated balance sheet. In Janaury 2002, the Company received the upfront cash consideration of $0.5 million. See note 4(b).

PubliGroupe funding

In January 2002, the Company received a $1.5 million loan from PubliGroupe. The promissory note bears an interest rate of 6% and interest and principal are due in January 2005.

(18) SUBSEQUENT EVENTS - UNAUDITED

SALE OF CERTAIN EMAIL ASSETS

On May 3, 2002, the Company completed the sale of certain assets related to its Email management product, including customer contracts, certain intangibles and employee relationships, to 24/7 Mail, Inc., a wholly owned subsidiary of Naviant, Inc. Under the terms of the sale, the purchase price payable is up to $4.5 million. The purchase price is comprised of (i) $1.0 million that was paid at closing; (ii) $1.0 million in the form of a non-interest bearing installment note with $350,000 due in ninety days, $350,000 due in one hundred and eighty days and $300,000 due in two hundred seventy days from closing; (iii) an earn-out payable quarterly over the next 45 months, based on 5% of Net Revenue (as defined in the Asset Purchase Agreement), with minimum payments of $600,000 and a maximum of $2.0 million. Lastly, pursuant to a $500,000 non-interest bearing installment note, half of which is payable on each of April 30, 2004 and April 30, 2005, Naviant has the option either to (i) issue to the Company a number of shares currently comprising 19.9% of 24/7 Mail, Inc., or (ii) pay the Company cash in lieu of the shares. The consideration paid to the Company was determined as a result of arms-length negotiations between the buyer and the Company.

On July 30, 2002, the Company received a letter from Naviant alleging that the Company made certain misrepresentations with respect to Naviant's purchase of the assets of the US Mail product. Naviant claimed damages of approximately $2.3 million, which it intended to offset against the amounts due to the Company. On October 3, 2002, the parties agreed to resolve the dispute through the immediate payment of $1.25 million by Naviant to the Company. Naviant agreed to waive any further claims with regard to the specific representation in dispute; however, certain representations made by the Company under the Asset Purchase Agreement dated as of April 30, 2002 among the Company, 24/7 Mail Inc. and Naviant Inc. continue in effect and Naviant may have the right to bring claims with respect to such representations until June 30, 2003. As a result of the settlement, the Company will write-off the approximately $0.9 million remaining amount due from Naviant in the third quarter. The $1.25 million was received by the Company on October 4, 2002.

PUBLIGROUPE FUNDING

On May 13, 2002, the Company received another $1.5 million loan from PubliGroupe based on the Company achieving certain target operating results for the three months ended March 31, 2002. The promissory note bears an interest rate of 6% and interest and principal are due in May 2005.

ISSUANCE OF STOCK FOR BONUSES

In April 2002, the Company issued 416,784 shares, valued at $0.1 million, for 2001 bonuses as reported the Company's 10-K and accrued as of December 31, 2001, principally to the CEO.

2002 EQUITY COMPENSATION PLAN

On April 22, 2002, the Board approved the 24/7 Real Media, Inc. 2002 Equity Compensation Plan to enable the Company to offer and issue to certain employees, former employees, advisors and consultants of the Company and its affiliates its common stock in payment of amounts owed to such third parties. The aggregate number of shares of common stock that may be issued pursuant to the 2002 Equity Compensation Plan shall not exceed 3,000,000 shares. The Company may from time to time issue to employees, former employees, advisors and consultants to the Company or its affiliates shares of its common stock in payment or exchange for or in settlement or compromise of amounts due by the Company to such persons for goods sold and delivered or to be delivered or services rendered or to be rendered. Shares of the Company's common stock issued pursuant to the 2002 Equity Compensation Plan will be issued at a price per share of not less than eighty-five percent (85%) of the fair market value per share on the date of issuance and on such other terms and conditions as determined by the Company. The Chief Executive Officer of the Company is authorized to issue shares pursuant to and in accordance with the terms of the 2002 Equity Compensation Plan, provided that all issuances shall be co-authorized by at least one of the President, any Executive Vice President, the Chief Financial Officer or the General Counsel. The plan may be amended at any time by the Company.

SUNRA CAPITAL FINANCING

On July 2, 2002, the Company entered into a Series A and Series A-1 Preferred Stock and Common Stock Warrant Purchase Agreement with Sunra Capital Holdings Limited ("Sunra"), a newly formed investment fund advised by Merchant's Group International.

Sunra purchased $1.6 million of 24/7's newly created Series A Convertible Preferred Stock, $3.4 million of its newly created Series A-1 Non Voting Convertible Preferred Stock, and on August 13, 2002 agreed to purchase an additional $3.0 million of the Series A Preferred Stock, for a total investment of $8.0 million.

With Shareholder approval on September 10, 2002, the outstanding shares of Series A-1 Preferred Stock converted into shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into common stock of the Company at any time at the option of the holder thereof at a conversion price of $0.20535 per share of Common Stock. The Company has also issued at total of 3,895,788 warrants to Sunra to purchase shares of Common Stock at an exercise price of $0.20535 All warrants issued pursuant to this transaction may be exercised through a cashless exercise. Sunra is the beneficial owner of approximately 42,853,664 shares of Common Stock, or approximately 42.3% of the Company's outstanding common stock at September 30, 2002. The Company also issued 400,000 warrants to Merchant's Group International. The Series A and Series A-1 Preferred Stock will accrue and cumulate dividends at a rate of 6% per year, compounded monthly, payable when, as and if declared by the Company's Board of Directors.

RESTRUCTURING OF EXECUTIVE COMPENSATION AGREEMENTS

In conjunction with the Sunra investment on July 2, 2002, four executives each agreed, subject to stockholder approval of the 2002 Stock Incentive Plan, to modify their respective employment agreements with the Company to reduce the amount of severance payable to such executive officers by 50% payable in one lump sum, and to reduce the notice period for termination or non-renewal of each executive's employment from 180 days to thirty (30) days. In exchange, such executives will receive, in the aggregate, approximately
2.1 million shares of common stock of which the conversion value was based on the approximate fair market value of the Company's common stock as of the date of the Sunra investment, or $0.20 per share and represented approximately 50% of the amount of future severance benefits forgone, or approximately $0.4 million. In addition, such executives will also receive approximately 2.1 million options with an exercise price of $0.20 per share. For accounting purposes, the shares and options are being valued at $0.46 per share, based on the closing price of such shares as of the date of stockholder approval, September 10, 2002. In accordance with FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation", this subsequent approval resulted in a non-recurring stock-based compensation charge of approximately $1.5 million to be recognized in the third quarter of 2002. The compensation charge related to the options is based on their intrinsic value of $0.26 per share, that is, the fair market value of the Company's common stock on the date stockholder approval of $0.46 per share less the exercise price of $0.20 per share.

Additionally, concurrent with the Sunra investment, each such executive has agreed to accept a portion of his bonus for calendar year 2002 in common stock, based on a valuation of the common stock equal to the conversion price of the Series A Preferred Stock which is $0.20535 per share. At the end of third and fourth quarter of 2002, the Company will estimate the amount of bonus that is likely to be paid, if any, and the amount of shares that will be issued, in lieu of cash. The share price at the end of each quarter will be used to calculate the resulting stock based compensation charge.

ACQUISITION OF CERTAIN ASSETS OF VFLASH AND STOCK PURCHASE AGREEMENT

On September 19, 2002, the Company acquired certain assets of Vflash d/b/a NowMarketing ("NowMarketing"), a New York based marketing services firm. In conjunction with the sale of assets, Now Marketing's ultimate parent, Elron Electronic Industries Ltd, made a $1.25 million direct investment into the Company. The purchase price of $4.3 million consists of 4.1 million shares of common stock valued at $1.7 million and 125,000 shares of Series B Preferred Stock valued at $2.6 million. The Series B Preferred Stock is convertible into common stock of the Company at any time at the option of the holder thereof at a conversion price of $0.2066 per share of Common Stock. The excess purchase price over the fair market value of net tangible assets of approximately $3.0 million shall be allocated to identifiable intangible assets and goodwill in accordance with SFAS 141 and 142. As of October 15, 2002, the allocation of such intangibles is still being evaluated.

(19) SELECTED QUARTERLY FINANCIAL DATA--UNAUDITED

    The following is a summary of selected quarterly financial data for the years ended December 31, 2001 and 2000:

                                                                                              2001 QUARTER ENDED
                                                                     -------------------------------------------------------------
                                                                      MARCH 31          JUNE 30       SEPTEMBER 30     DECEMBER 31
                                                                     ----------        ---------      ------------     -----------
                                                                                               (IN THOUSANDS)
Revenues ........................................................    $   17,610        $  11,683      $      7,039     $     9,898
Operating loss ..................................................       (62,525)         (29,195)          (22,203)        (28,188)
Restructuring and exit costs ....................................           347               84               521          17,190
Impairment of intangible assets .................................        35,547           11,560             9,600               -
Impairment of investments .......................................         3,089                -                 -               -
Gain on sale of assets ..........................................             -             (881)             (647)           (472)
Gain on sale of investments .....................................         3,998              105               882               -
Loss from continuing operations .................................       (61,271)         (28,820)          (21,186)        (28,148)
Loss from discontinued operations ...............................       (17,415)         (25,002)           (9,669)         (8,084)
Net loss attributable to common stockholders ....................       (78,686)         (53,822)          (30,855)        (36,232)
Net loss per common share - basic and diluted:
  Loss from continuing operations ...............................         (1.44)           (0.66)            (0.48)          (0.60)
  Loss from discontinued operations .............................         (0.41)           (0.57)            (0.22)          (0.17)
Net loss ........................................................    $    (1.84)       $   (1.23)     $      (0.70)    $     (0.77)


                                                                                              2000 QUARTER ENDED
                                                                     -------------------------------------------------------------
                                                                      MARCH 31          JUNE 30       SEPTEMBER 30     DECEMBER 31
                                                                     ----------        ---------      ------------     -----------
                                                                                                (IN THOUSANDS)
Revenues ........................................................    $   37,178       $   38,776      $     38,231     $    24,185
Operating loss ..................................................       (22,389)         (26,309)          (62,789)       (578,189)
Restructuring and exit costs ....................................             -                -                 -          11,731
Impairment of intangible assets .................................             -                -                 -         494,858
Impairment of investments .......................................             -                -                 -         101,387
Gain on sale of investments .....................................        11,682           11,421            14,885          14,071
Loss from continuing operations .................................       (10,233)         (14,629)          (47,403)       (661,327)
Loss from discontinued operations ...............................       (13,614)          (7,536)           (9,385)        (15,795)
Net loss attributable to common stockholders ....................       (23,847)         (22,165)          (56,788)       (677,122)
Net loss per common share - basic and diluted:
  Loss from continuing operations ...............................         (0.39)           (0.54)            (1.24)         (14.81)
  Loss from discontinued operations .............................         (0.54)           (0.28)            (0.25)          (0.35)
Net loss ........................................................    $    (0.93)      $    (0.82)      $     (1.49)     $   (15.16)